As filed with the Securities and Exchange Commission on October 27, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________

MEDASORB TECHNOLOGIES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

______________

Nevada (State or Other Jurisdiction of Incorporation or Organization)	3841 (Primary Standard Industrial Classification Code Number)	98-0373793 (I.R.S. Employer Identification Number)

7 Deer Park Drive, Suite K
Monmouth Junction, New Jersey 08852
(732) 329-8885
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)
______________

Al Kraus
President and Chief Executive Officer
MedaSorb Technologies Corporation
7 Deer Park Drive, Suite K
Monmouth Junction, New Jersey 08852
(732) 329-8885
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)
______________

Copies to:
Alison Newman, Esq. Cooley Godward Kronish LLP 1114 Avenue of the Americas New York, New York 10036 (212) 479-6000
______________

Approximate Date of Commencement of Proposed Sale to the Public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ ______________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ ______________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ ______________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box ☐.
_____________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock	17,086,181 shares	$1.28	$21,870,311.68	$2,340.12

(1) In accordance with Rule 416 under the Securities Act of 1933, this registration statement also covers any additional shares of Common Stock that shall become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For purposes of this table, we have used the average of the closing bid and asked prices of the registrant’s Common Stock on October 25, 2006, as reported by the OTC Bulletin Board.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED OCTOBER 27, 2006

MEDASORB TECHNOLOGIES CORPORATION

17,086,181 Shares of Common Stock

This prospectus relates to the sale of up to 17,086,181 shares of our Common Stock by some of our stockholders. The shares offered by this prospectus include:

• shares issuable to the selling stockholders upon the conversion of shares of our Series A Preferred Stock;

• shares issuable to the selling stockholders upon the exercise of warrants, and

• shares we could be required to issue to the selling stockholders in the future in the event of certain adjustments.

For a list of the selling stockholders, please see “Selling Stockholders.” We are not selling any shares of Common Stock in this offering and therefore will not receive any proceeds from this offering. We may, however, receive proceeds upon the exercise of the warrants registered for sale hereunder in the event that such warrants are exercised. All costs associated with this registration will be borne by us.

These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our Common Stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Our Common Stock currently trades in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol “MSBT.” On October 25, 2006, the last reported sale price of our Common Stock was $1.25 per share.

Investing in our Common Stock involves a high degree of risks. Please refer to the “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________ __, 2006.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
THE OFFERING	2
RISK FACTORS	3
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS	10
USE OF PROCEEDS	11
EQUITY COMPENSATION PLAN INFORMATION	12
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.	12
PRINCIPAL STOCKHOLDERS	30
SELLING STOCKHOLDERS	32
PLAN OF DISTRIBUTION	36
DESCRIPTION OF SECURITIES	37
TRANSFER AGENT	39
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	39
LEGAL MATTERS	39
EXPERTS	39
WHERE YOU CAN FIND MORE INFORMATION	40
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

This summary highlights selected information from this prospectus and may not contain all of the information that is important to an investor. We encourage you to read this entire prospectus, including our consolidated financial statements and the notes to our consolidated financial statements completely and carefully before deciding whether to invest in our Common Stock. You should also review the other available information referred to in the section entitled “Where You Can Find More Information” on page 37.

Summary of our Business

We are a medical device company that is currently in the development stage, headquartered in Monmouth Junction, New Jersey (near Princeton). We have developed and are preparing to commercialize a breakthrough blood purification technology that efficiently removes toxic compounds from circulating blood. Current state-of-the-art blood purification technology (such as dialysis) is incapable of effectively clearing these toxins.

Our products, which have not yet been introduced to the market, are known medically as hemoperfusion devices, and incorporate our proprietary adsorbent polymer technology. We believe that there are many potential healthcare applications for our products, including:

•	Adjunctive treatment and/or prevention of sepsis (bacterial infection of the blood);

•	prevention of damage to organs donated for transplant prior to organ harvest;

•	prevention of post-operative complications of cardiac surgery; and

•	long-term treatment of chronic kidney failure.

The Company

We were incorporated in Nevada on April 25, 2002 as Gilder Enterprises, Inc. and were originally engaged in the business of installing and operating computer networks that provided high-speed access to the Internet. On June 30, 2006, we disposed of our original business, and pursuant to an Agreement and Plan of Merger, acquired all of the stock of MedaSorb Technologies, Inc. in a merger, and its business became our business. Following the merger, in August 2006, we changed our name to MedaSorb Technologies Corporation.

Our executive offices are located at 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852. Our telephone number is (732) 329-8885.

THE OFFERING

Securities Offered by Selling Stockholders
17,086,181 shares of Common Stock, including 14,036,227 shares of Common Stock issuable upon conversion of convertible preferred stock and 3,049,954 shares of Common Stock issuable upon exercise of warrants.

Offering Price	Determined at the time of sale by the selling stockholders.

Use of Proceeds
We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders. We intend to use the proceeds from the exercise of outstanding warrants, if any, for general corporate purposes.

Shares of Common Stock outstanding before the offering	24,465,696 shares.

Risk Factors	An investment in the Company involves significant risks and uncertainties. See “Risk Factors,” beginning on page 3.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase shares of our Common Stock. If any of the events, contingencies, circumstances or conditions described in the risks below actually occur, our business, financial condition or results of operations could be seriously harmed. The trading price of our Common Stock could, in turn, decline and you could lose all or part of your investment.

RISKS RELATED TO OUR INDUSTRY AND OUR BUSINESS

We currently have no commercial operations and there can be no assurance that we will be successful in developing commercial operations.

We are a development stage company and have been engaged primarily in research and development activities and have not generated any revenues to date. There can be no assurance that we will be able to successfully manage the transition to a commercial enterprise. Potential investors should be aware of the problems, delays, expenses and difficulties frequently encountered by an enterprise in the early stage of development, which include unanticipated problems relating to development of proposed products, testing, regulatory compliance, manufacturing, competition, marketing problems and additional costs and expenses that may exceed current estimates. Our proposed products will require significant additional research, development, testing and financing and we will need to overcome significant regulatory burdens prior to commercialization. There can be no assurance that after the expenditure of substantial funds and efforts, we will successfully develop and commercialize any products, generate any revenues or ever achieve and maintain a substantial level of sales of our products.

We have a history of losses and expect to incur substantial future losses, and the report of our auditor on our consolidated financial statements expresses substantial doubt about our ability to continue as a going concern.

We have experienced substantial operating losses since inception. As of June 30, 2006, we had an accumulated deficit of $65,185,378, which included losses from operations of $3,665,596 for the year ended December 31, 2005 and $6,205,911 for the six-month period ended June 30, 2006. Due to these losses, our audited consolidated financial statements have been prepared assuming we will continue as a going concern, and the auditors’ report on those financial statements express substantial doubt about our ability to continue as a going concern. Our losses have resulted principally from costs incurred in the research and development of our polymer technology and general and administrative expenses. Because our predecessor was a limited liability company until December 2005, substantially all of these losses were allocated to that company’s members and will not be available for tax purposes to us in future periods. We intend to conduct significant additional research, development, and clinical testing activities which, together with expenses incurred for the establishment of manufacturing arrangements and a marketing and distribution presence and other general and administrative expenses, are expected to result in continuing operating losses for the foreseeable future. The amount of future losses and when, if ever, we will achieve profitability are uncertain. Our ability to achieve profitability will depend, among other things, on successfully completing the development of our technology and commercial products, obtaining the requisite regulatory approvals, establishing manufacturing and sales and marketing arrangements with third parties, and raising sufficient funds to finance our activities. No assurance can be given that our product development efforts will be successful, that required regulatory approvals will be obtained, that any of our products will be manufactured at a competitive cost and will be of acceptable quality, or that the we will be able to achieve profitability or that profitability, if achieved, can be sustained.

We may have difficulty raising needed capital in the future because of our limited operating history and business risks associated with us.

We generate no revenues from our proposed products or otherwise, and have expended and will continue to expend substantial funds in the research, development and clinical and pre-clinical testing of our polymer products. Following the June 30, 2006 merger, we completed a private placement of securities raising gross proceeds of $5.3 million. We anticipate that the net proceeds of the private placement will only be sufficient to fund our operations through the third quarter of 2007, following which we will need additional financing before we can complete the clinical testing and commercialization of our proposed products. However, there can be no assurance that financing will be available on acceptable terms or at all. Our future capital requirements will depend upon many factors, including, but not limited to, continued progress in our research and development activities, costs and timing of conducting clinical trials and seeking regulatory approvals and patent prosecutions, competing technological and market developments, and our ability to establish collaborative relationships with third parties. If adequate funds are unavailable, we may have to delay, reduce the scope of or eliminate one or more of our research or development programs or product launches or marketing efforts or cease operations.

Our long-term capital requirements are expected to depend on many factors, including:

•	continued progress and cost of our research and development programs;
•	progress with pre-clinical studies and clinical trials;
•	the time and costs involved in obtaining regulatory clearance;
•	costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims;
•	costs of developing sales, marketing and distribution channels;
•	market acceptance of our products; and
•	costs for training physicians and other health care personnel.

In addition, in the event that additional funds are obtained through arrangements with collaborative partners or other sources, we may have to relinquish economic and/or proprietary rights to some of our technologies or products under development that we would otherwise seek to develop or commercialize by ourself.

We depend upon key personnel who may terminate their employment with us at any time.

We currently have only seven employees. Our success will depend to a significant degree upon the continued services of our key management and advisors of, including Al Kraus, our Chief Executive Officer; Dr. James Winchester, our Chief Medical Officer; David Lamadrid, our Chief Financial Officer; and Vincent Capponi, our Chief Operating Officer. These individuals, other than Mr. Kraus, whose employment agreement terminates in July 2008, do not have long-term employment agreements, and there can be no assurance that they will continue to provide services to us. In addition, our success will depend on our ability to attract and retain other highly skilled personnel. We may be unable to recruit such personnel on a timely basis, if at all. Management and other employees may voluntarily terminate their employment with us at any time. The loss of services of key personnel, or the inability to attract and retain additional qualified personnel, could result in delays in development or approval of our products, loss of sales and diversion of management resources.

Acceptance of our medical devices in the marketplace is uncertain, and failure to achieve market acceptance will prevent or delay our ability to generate revenues.

Our future financial performance will depend, at least in part, upon the introduction and customer acceptance of our polymer products. Even if approved for marketing by the necessary regulatory authorities, our products may not achieve market acceptance. The degree of market acceptance will depend upon a number of factors, including:

•	the receipt of regulatory clearance of marketing claims for the uses that we are developing;
•	the establishment and demonstration of the advantages, safety and efficacy of the our polymer technology;
•	pricing and reimbursement policies of government and third-party payers such as insurance companies, health maintenance organizations and other health plan administrators;
•	our ability to attract corporate partners, including medical device companies, to assist in commercializing our products; and
•	our ability to market our products.

Physicians, patients, payers or the medical community in general may be unwilling to accept, utilize or recommend any of our products. If we are unable to obtain regulatory approval or commercialize and market our products when planned, we may not achieve any market acceptance or generate revenue.

We may face litigation from third parties claiming that our products infringe on their intellectual property rights, or seek to challenge the validity of our patents.

Our future success is also dependent on the strength of our intellectual property, trade secrets and know-how, which have been developed from years of research and development. In addition to the “Purolite” litigation discussed below which we’ve recently settled, we may be exposed to additional future litigation by third parties seeking to challenge the validity of our rights based on claims that our technologies, products or activities infringe the intellectual property rights of others or are invalid, or that we have misappropriated the trade secrets of others.

Since our inception, we have sought to contract with large, established manufacturers to supply commercial quantities of our adsorbent polymers. As a result, we have disclosed, under confidentiality agreements, various aspects of our technology with potential manufacturers. We believe that these disclosures, while necessary for our business, have resulted in the attempt by potential suppliers to assert ownership claims to our technology in an attempt to gain an advantage in negotiating manufacturing rights.

We have previously engaged in discussions with the Brotech Corporation and its affiliate, Purolite International, Inc. (collectively “Purolite”), which had demonstrated a strong interest in being our polymer manufacturer. For a period of time beginning in December 1998, Purolite engaged in efforts to develop and optimize the manufacturing process needed to produce our polymer products on a commercial scale. However, the parties eventually decided not to proceed. In 2003, Purolite filed a lawsuit against us asserting, among other things, co-ownership and co-inventorship of certain of our patents. On September 1, 2006, the United States District Court for the Eastern District of Pennsylvania approved a Stipulated Order and Settlement Agreement under which we and Purolite agreed to the settlement of the action. The Settlement Agreement provides us with the exclusive right to use our patented technology and proprietary know how relating to adsorbent polymers for a period of 18 years. Under the terms of the Settlement Agreement, we have agreed to pay Purolite royalties of 2.5% to 5% on the sale of certain of our products if and when those products are sold commercially.

Several years ago we engaged in discussions with the Dow Chemical Company, which had indicated a strong interest in being our polymer manufacturer. After a Dow representative on our Advisory Board resigned, Dow filed and received several patents naming our former Advisory Board member as an inventor. In management’s view the Dow patents improperly incorporate our technology and should not have been granted to Dow. The existence of these Dow patents could result in a potential dispute with Dow in the future and additional expenses for us.

The failure to obtain government approvals, including required FDA approvals, for our polymer products, or to comply with ongoing governmental regulations could prevent, delay or limit introduction or sale of our products and result in the failure to achieve revenues or maintain our operations.

The manufacturing and marketing of our products will be subject to extensive and rigorous government regulation in the United States, in various states and in foreign countries. In the United States and other countries, the process of obtaining and maintaining required regulatory approvals is lengthy, expensive, and uncertain. There can be no assurance that we will ever obtain the necessary approvals to sell our products. Even if we do ultimately receive FDA approval for any of our products, we will be subject to extensive ongoing regulation.

Our products will be subject to regulation as medical devices under the Federal Food, Drug, and Cosmetic Act. In the United States, the FDA enforces, where applicable, development, clinical testing, labeling, manufacturing, registration, notification, clearance or approval, marketing, distribution, record keeping, and reporting requirements for medical devices. Different regulatory requirements may apply to our products depending on how they are categorized by the FDA under these laws. Current FDA regulations classify our CytoSorb™ device (the first product we intend to seek FDA approval for) as a Class III device (CFR 876.5870—Sorbent Hemoperfusion System). We intend to submit a 510(k) pre-market notification to the FDA for approval to market this product. There can be no assurance, however, that the FDA will grant clearance to market CytoSorb™ in a timely manner, if at all, or that the FDA will not require the submission of additional clinical data or a pre-market approval application ("PMA"), which is a lengthier process. There can be no assurance that the clinical trials we conduct will demonstrate sufficient safety and efficacy to obtain the required regulatory approvals for marketing, or that we will be able to comply with any additional FDA, state or foreign regulatory requirements. In addition, there can be no assurance that government regulations applicable to our products or the interpretation of those regulations will not change. FDA approvals are also required to commence the pilot and pivotal clinical studies we need to conduct to further study our devices. There can be no assurance that the FDA will allow the clinical studies to commence. We also are and will be subject to other Federal, state, and local laws, regulations and recommendations relating to laboratory and manufacturing practices as well as Medicare, Medicaid and anti-kickback laws. Non-compliance with applicable requirements can result in civil penalties, the recall, injunction or seizure of products, an inability to import products into the United States, the refusal by the government to approve or clear product approval applications, the withdrawal of previously approved product applications and criminal prosecution. The extent of potentially adverse government regulation that might arise from future legislation or administrative action cannot be predicted.

Data obtained from clinical and pre-clinical trials is susceptible to varying interpretations, which could delay, limit or prevent regulatory clearances.

There can be no assurance that we will successfully complete the clinical trials necessary to receive regulatory approvals. While tests conducted by us and others have produced results we believe to be encouraging and indicative of the efficacy of our products and technology, data already obtained, or in the future obtained, from pre-clinical studies and clinical trials do not necessarily predict the results that will be obtained from later pre-clinical studies and clinical trials. Moreover, pre-clinical and clinical data are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. A number of companies in the medical device and pharmaceutical industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. The failure to adequately demonstrate the safety and effectiveness of an intended product under development could delay or prevent regulatory clearance of the device, resulting in delays to commercialization, and could materially harm our business.

We rely extensively on research and testing facilities at various universities and institutions, which could be adversely affect us should we lose access to those facilities.

Although we have our own research laboratories and clinical facilities, we collaborate with numerous institutions, universities and commercial entities to conduct research and testing of our products. We currently maintain a good working relationship with these parties. However, should the situation change, the cost and time to establish or locate alternative research and development could be substantial and delay gaining FDA approval and commercializing our products.

We are and will be exposed to product liability risks, and clinical and preclinical liability risks, which could place a substantial financial burden upon us should we be sued.

Our business exposes us to potential product liability and other liability risks that are inherent in the testing, manufacturing and marketing of medical devices. We cannot be sure that claims will not be asserted against us. A successful liability claim or series of claims brought against us could have a material adverse effect on our business, financial condition and results of operations.

We do not currently have any product liability insurance or other liability insurance relating to clinical trials or any products. We cannot give assurances that we will be able to obtain or maintain adequate product liability insurance on acceptable terms, if at all, or that such insurance will provide adequate coverage against potential liabilities. Claims or losses in excess of any product liability insurance coverage that we may obtain could have a material adverse effect on our business, financial condition and results of operations.

Certain university and other relationships are important to our business and may potentially result in conflicts of interests.

Dr. John Kellum and Dr. David Powner, among others, are critical care advisors and consultants of ours and are associated with University of Pittsburgh Medical Center and University of Texas, respectively. Their association with these institutions may currently or in the future involve conflicting interests in the event they or these institutions enter into consulting or other arrangements with competitors of ours.

We have limited manufacturing experience, and once our products are approved, we may not be able to manufacture sufficient quantities at an acceptable cost, or without shut-downs or delays.

We remain in the research and development and clinical and pre-clinical trial phase of product commercialization. Accordingly, once our products are approved for commercial sale, we will need to establish the capability to commercially manufacture our products in accordance with FDA and other regulatory requirements. We have limited experience in establishing, supervising and conducting commercial manufacturing. If we or the third-party manufacturers of our products fail to adequately establish, supervise and conduct all aspects of the manufacturing processes, we may not be able to commercialize our products.

Due to our limited marketing, sales and distribution experience, we may be unsuccessful in our efforts to sell our products.

We expect to enter into agreements with third parties for the commercial manufacture and distribution of our products. There can be no assurance that parties we may engage to market and distribute our products will:

•	satisfy their financial or contractual obligations to us;
•	adequately market our products; or
•	not offer, design, manufacture or promote competing products.

If for any reason any party we engage is unable or chooses not to perform its obligations under our marketing and distribution agreement, we would experience delays in product sales and incur increased costs, which would harm our business and financial results.

If we are unable to convince physicians and other health care providers as to the benefits of our products, we may incur delays or additional expense in our attempt to establish market acceptance.

Broad use of our products may require physicians and other health care providers to be informed about our products and their intended benefits. The time and cost of such an educational process may be substantial. Inability to successfully carry out this education process may adversely affect market acceptance of our products. We may be unable to educate physicians regarding our products in sufficient numbers or in a timely manner to achieve our marketing plans or to achieve product acceptance. Any delay in physician education may materially delay or reduce demand for our products. In addition, we may expend significant funds towards physician education before any acceptance or demand for our products is created, if at all.

The market for our products is rapidly changing and competitive, and new devices and drugs which may be developed by others could impair our ability to maintain and grow our business and remain competitive.

The medical device and pharmaceutical industries are subject to rapid and substantial technological change. Developments by others may render our technologies and products noncompetitive or obsolete. We also may be unable to keep pace with technological developments and other market factors. Technological competition from medical device, pharmaceutical and biotechnology companies, universities, governmental entities and others diversifying into the field is intense and is expected to increase. Many of these entities have significantly greater research and development capabilities and budgets than we do, as well as substantially more marketing, manufacturing, financial and managerial resources. These entities represent significant competition for us.

If users of our products are unable to obtain adequate reimbursement from third-party payers, or if new restrictive legislation is adopted, market acceptance of our products may be limited and we may not achieve anticipated revenues.

The continuing efforts of government and insurance companies, health maintenance organizations and other payers of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability, and the future revenues and profitability of our potential customers, suppliers and collaborative partners and the availability of capital. For example, in certain foreign markets, pricing or profitability of medical devices is subject to government control. In the United States, given recent federal and state government initiatives directed at lowering the total cost of health care, the U.S. Congress and state legislatures will likely continue to focus on health care reform, the cost of medical devices and on the reform of the Medicare and Medicaid systems. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of these proposals could materially harm our business, financial condition and results of operations.

Our ability to commercialize our products will depend in part on the extent to which appropriate reimbursement levels for the cost of our products and related treatment are obtained by governmental authorities, private health insurers and other organizations, such as health maintenance organizations (“HMOs”). Third-party payers are increasingly challenging the prices charged for medical care. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and medical devices, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for our products. The cost containment measures that health care payers and providers are instituting and the effect of any health care reform could materially harm our ability to operate profitably.

INVESTMENT RISKS

Directors, executive officers and principal stockholders are own a significant percentage of the shares of Common Stock, which will limit your ability to influence corporate matters.

Our directors, executive officers and principal stockholders together beneficially own approximately 75% of our outstanding shares of Common Stock. Accordingly, these stockholders could have a significant influence over the outcome of any corporate transaction or other matter submitted to stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets and also could prevent or cause a change in control. The interests of these stockholders may differ from the interests of our other stockholders. Third parties may be discouraged from making a tender offer or bid to acquire us because of this concentration of ownership.

Our Series A Preferred Stock Provides for the Payment of Penalties; Dilution.

Immediately following our June 30, 2006 merger, we issued 5,250,000 shares of Series A 10% Cumulative Convertible Preferred Stock with an aggregate stated value of $5,250,000. We subsequently issued an additional 1,981,135 shares of Series A Preferred Stock to additional investors as well as in respect of dividends issued on the shares of Series A Preferred Stock we initially issued, and we may issue additional shares of this series of preferred stock in the future as dividends. The Certificate of Designation designating the Series A Preferred Stock provides that upon the following events, among others, the dividend rate with respect to the Series A Preferred Stock increases to 20% per annum, which dividends would then be required to be paid in cash:

•
the occurrence of “Non-Registration Events” including, the failure to cause a registration statement registering the shares of Common Stock underlying the Series A Preferred Stock and Warrants issued in connection therewith to be effective within 240 days following the closing of the private placement;

•	an uncured breach by us of any material covenant, term or condition in the Certificate of Designation or any of the related transaction documents; and

•	any money judgment or similar final process being filed against us for more than $100,000.

The registration rights provided for in the subscription agreement we entered into with the purchasers in this offering:

•
require that we file a registration statement with the SEC on or before 120 days from the closing to register the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants, and cause such registration statement to be effective within 240 days following the closing; and

•
entitles each of these investors to liquidated damages in an amount equal to two percent (2%) of the purchase price of the Series A Preferred Stock if we fail to timely file that registration statement with, or have it declared effective by, the SEC.

The Certificate of Designation, Subscription Agreement and related transaction documents also provide for various penalties and fees for breaches or failures to comply with provisions of those documents, such as the timely payment of dividends, delivery of stock certificates, and obtaining and maintaining an effective registration statement with respect to the shares of Common Stock underlying the Series A Preferred Stock and Warrants sold in the offering.

In addition, both the conversion price of the Series A Preferred Stock and the exercise price of the Warrants are subject to “full-ratchet” anti-dilution provisions, so that upon future issuances of our Common Stock or equivalents thereof, subject to specified customary exceptions, at a price below the conversion price of the Series A Preferred Stock and/or exercise price of the Warrants, such conversion price and/or exercise price will be reduced to such lower price, further diluting holders of our Common Stock.

Penny Stock Regulations May Affect Your Ability To Sell Our Common Stock.

To the extent the price of our Common Stock remains below $5.00 per share, our Common Stock will be subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker dealers which sell these securities to persons other than established customers and accredited investors. Under these rules, broker-dealers who recommend penny stocks to persons other than established customers and "accredited investors" must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in our Common Stock and may make it more difficult for holders of our Common Stock to sell shares to third parties or to otherwise dispose of them.

Future Sales of Common Stock Could Result in a Decline in Market Price.

Following the completion of the merger, the holders of 3,750,000 shares of Common Stock are able to sell such shares without registering them under the Securities Act. In addition, this registration statement covers the resale of 17,086,181 shares of Common Stock underlying the Series A Preferred Stock and Warrants sold in the offering or issuable in connection therewith, as well as the shares of Common Stock underlying the warrants we issued to Margie Chassman in consideration of her pledge of securities to investors in the offering as described below. Sales of a significant number of shares of Common Stock in the public market could result in a decline in the market price of our Common Stock.

Our Charter Documents and Nevada Law May Inhibit A Takeover That Stockholders May Consider Favorable.

Provisions in our articles of incorporation and bylaws, and Nevada law, could delay or prevent a change of control or change in management that would provide stockholders with a premium to the market price of their Common Stock. The authorization of undesignated preferred stock, for example, gives our board the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in control of us, or otherwise adversely affect holders of Common Stock in relation to holders of preferred stock.

Compliance with changing corporate governance and public disclosure regulations may result in additional expense.

Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations will require an increased amount of management attention and external resources. In addition, prior to the merger, our current management team was not subject to these laws and regulations, as MedaSorb was a private corporation. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expense and a diversion of management time and attention from revenue-generating activities to compliance activities.

Our Common Stock is thinly traded on the OTC Bulletin Board, and we may be unable to obtain listing of our common stock on a more liquid market.

Our Common Stock is quoted on the OTC Bulletin Board, which provides significantly less liquidity than a securities exchange (such as the American or New York Stock Exchange) or an automated quotation system (such as the Nasdaq Stock Market). There is uncertainty that we will ever be accepted for a listing on an automated quotation system or securities exchange.

CAUTIONARY STATEMENT CONCERNING
FORWARD-LOOKING STATEMENTS

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management. The use of words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “should,” “likely” or similar expressions, indicates a forward-looking statement.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results are beyond the ability of MedaSorb to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements, which speak only to the date made. For those statements, MedaSorb claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under “Risk Factors” beginning on page 3.

The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of Common Stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

USE OF PROCEEDS

There will be no proceeds to the Company from the sale of shares of Common Stock in this offering. However, the Company may receive up to approximately $6,624,908 upon exercise of the outstanding warrants covered by this prospectus (assuming that no warrant holder acquires shares by a “cashless” exercise). We intend to use any proceeds from the exercise of warrants for working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock trades in the over-the-counter-market on the OTC Bulletin Board under the symbol “MSBT.” Our Common Stock began trading on such market on August 9, 2006. The quotations listed below reflect inter-dealer prices, without retail mark-ups, mark-downs or commissions and may not necessarily represent actual transactions.

Price
	High	Low
2006
First quarter	n/a	n/a
Second quarter	n/a	n/a
Third quarter (from August 9)	$3.95	$1.80

The number of holders of record for our Common Stock as of October 16, 2006 was approximately 385. This number excludes individual stockholders holding stock under nominee security position listings.

Dividends

We have not paid any cash dividends on our Common Stock and do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, the terms of our Series A Preferred Stock prohibit the payment of dividends on our Common Stock. Nonetheless, the holders of our Common Stock are entitled to dividends when and if declared by our board of directors from legally available funds.

Equity Compensation Plan Information

The following table summarizes outstanding options as of June 30, 2006, after giving effect to the merger.  The Registrant had no options outstanding prior to the merger, and all of the options below were issued in connection with the merger to former option holders of MedaSorb.

	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans approved by stockholders	0	n/a	400,000(1)
Equity compensation plans not approved by stockholders	619,003	$22.96	2,273,300(2)
Total	619,003	$22.96	2,673,300

(1)  Represents options that may be issued under our 2003 Stock Option Plan.
(2)  Represents options that may be issued under our 2006 Long-Term Incentive Plan.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Reverse Merger

On June 30, 2006, pursuant to an Agreement and Plan of Merger, by and among us (formerly known as Gilder Enterprises, Inc.), MedaSorb Technologies, Inc., a Delaware corporation (“MedaSorb Delaware”) and MedaSorb Acquisition Inc., a newly formed wholly-owned Delaware subsidiary of ours, MedaSorb Delaware merged with MedaSorb Acquisition Inc. (now known as MedaSorb Technologies, Inc.), and the stockholders of MedaSorb Delaware became our stockholders. MedaSorb Technologies, Inc. is now a wholly owned subsidiary of ours, and its business (the business conducted by MedaSorb Delaware prior to the merger) is now our only business.

Plan Of Operations

We are a development stage company and expect to remain so for at least the next twelve months. We have not generated revenues to date and do not expect to do so until we commercialize and receive the necessary approvals to sell our proposed products. We are preparing to commercialize a blood purification technology that efficiently removes toxic compounds from circulating blood using our proprietary polymer-based adsorbent technology. We believe that our technology will support novel therapeutic approaches to critical health conditions, including sepsis, organ transplant, post-operative complications of cardiopulmonary bypass surgery and drug detoxification.

Our near term goal is focused on conducting clinical trials of our CytoSorb™ product in the treatment of sepsis. Over the next twelve months, provided that we have sufficient funds for our operations, we expect to design and conduct a pilot study of the use of our product on at least 10 sepsis patients. We believe that submission of data from this pilot study to the FDA will allow us to then conduct the subsequent pivotal study required for FDA approval of our CytoSorb™ product for sepsis treatment.

Our research and development costs for the six months ended June 30, 2006 and 2005, were $488,194 and $767,389, respectively. We have experienced substantial operating losses since inception. As of June 30, 2006, we had an accumulated deficit of $65,185,378 which included losses from operations of $3,665,596 for the year ended December 31, 2005 and $6,205,911 for the six-month period ended June 30, 2006. Historically, our losses have resulted principally from costs incurred in the research and development of our polymer technology, and general and administrative expenses, which together were $2,162,703 and $789,737 respectively, for the year ended December 31, 2005 and the six months ended June 30, 2006. In addition, our loss for the six months ended June 30, 2006 includes interest expense of $4,813,171, primarily resulting from inducement and debt discount charges of $3,351,961 and $1,000,000 in connection with the conversion to equity of principal and interest under outstanding debt instruments during the six-month period.

Liquidity and Capital Resources

Since inception, the operations of MedaSorb Delaware have been financed through the private placement of its debt and equity securities. At December 31, 2005 (prior to the reverse merger), MedaSorb Delaware had cash of $707,256, an amount sufficient to fund its operations for approximately four months. Due to its losses and available cash at that time, MedaSorb Delaware ’s audited consolidated financial statements for its year ended December 31, 2005 (which are now our financial statements) have been prepared assuming MedaSorb Delaware will continue as a going concern, and the auditors’ report on those financial statements expresses substantial doubt about the ability of MedaSorb Delaware to continue as a going concern.

Immediately following the closing of the reverse merger, we closed an offering of our securities that resulted in net proceeds to us of $4,629,437, so that as of June 30, 2006 we had cash on hand of $4,858,633, and current liabilities of $3,685,203. We believe that we have sufficient cash to fund our operations through the third quarter of 2007, following which we will need additional financing before we can complete the clinical testing and commercialization of our proposed products. There can be no assurance that we will be successful in our capital raising efforts.

In October 2005, MedaSorb Delaware entered into an Investment Agreement with Margie Chassman pursuant to which she advanced us $1,000,000. The advance bore interest at the rate of 6% per annum. Pursuant to the terms of the Investment Agreement, on October 28, 2006, the $1,000,000 advance was converted into 1,000,000 shares of Series A Preferred Stock and warrants to purchase 400,000 shares of Common Stock at a price of $2.00 per share.

BUSINESS

Overview

We are a medical device company that is currently in the development stage, headquartered in Monmouth Junction, New Jersey (near Princeton). We have developed and are preparing to commercialize a breakthrough blood purification technology that efficiently removes toxic compounds from circulating blood. Current state-of-the-art blood purification technology (such as dialysis) is incapable of effectively clearing these toxins.

Our products, which have not yet been introduced to the market, are known medically as hemoperfusion devices, and incorporate our proprietary adsorbent polymer technology. We believe that there are many potential healthcare applications for our products, including:

•	Adjunctive treatment and/or prevention of sepsis (bacterial infection of the blood), which is sometimes also referred to as systemic inflammatory response syndrome;

•	prevention of damage to organs donated for transplant prior to organ harvest;

•	prevention of post-operative complications of cardiac surgery;

•	drug detoxification; and

•	long-term treatment of chronic kidney failure.

We are currently developing two product lines, CytoSorb™ and BetaSorb™, for use in acute and chronic treatments, respectively.  CytoSorb™ will initially be targeted for use as an adjunctive therapy in the acute treatment of the systemic inflammatory response syndrome as a result of sepsis. BetaSorb™ is intended to be used as a complement to dialysis in the treatment of chronic end stage renal disease (ESRD).  We will first focus our efforts on commercializing CytoSorb™, which we believe will provide a relatively faster regulatory pathway to market. BetaSorb™’s potential for usage in chronic conditions such as ESRD is anticipated to have a longer and more complex regulatory pathway and will be pursued after commercialization of the CytoSorb™ product.

The first indication for CytoSorb™ will be in the treatment of sepsis, as an adjunctive therapy to the current standard of care.  Following the sepsis indication, we intend to continue our research in other acute conditions where CytoSorb™ has indicated potential, such as for use in cardiopulmonary bypass surgery addressing post operative complications of inflammation, and organ donation from brain dead organ donors, addressing the so-called cytokine storm associated with the decrease of viable organs from donors. We are also exploring the potential benefits the CytoSorb™ device may have in removing drugs from blood in situations such as patient overdoses.

We had initially identified end stage renal disease as the target market for our polymer-based adsorbent technology. End stage renal disease affects more than 1.3 million people worldwide and is the single most common application of blood purification technology today, namely hemodialysis. Hemodialysis is a life saving intervention, but is not nearly as effective as a healthy kidney in removing toxins from the bloodstream.

During the development of our end stage renal product (BetaSorb™), we identified several applications for our adsorbent technology in the treatment of critical care patients and recognized that our absorbent polymer represented a platform of broad application in medicine, well beyond the treatment of patients suffering from renal disease. As a result, we shifted our priorities to pursue critical care applications (such as for the treatment of sepsis) for our technology. We believe that, compared with the chronic renal application for our technology,

•	we will able to obtain the necessary regulatory approvals in a shorter period of time, allowing us to bring our CytoSorb™ product to market in a shorter time frame;

•	the production of CytoSorb™ will entail a lower capital requirement for manufacturing and generate significantly higher gross margins; and

•
the use of CytoSorb™ in critical care applications will result in quicker reimbursement because the use of our products in these situations (generally on an in-patient basis) will generally not be subject to pre-approval, or require a separate decision, by Medicare or the relevant HMO or other providers of medical benefits.

However, we continue to remain confident of the commercial potential of our BetaSorb™ device for chronic applications and will continue its development as a secondary product.

Corporate History

We were incorporated in Nevada on April 25, 2002 as Gilder Enterprises, Inc. and were originally engaged in the business of installing and operating computer networks that provided high-speed access to the Internet. On June 30, 2006, we disposed of our original business, and pursuant to an Agreement and Plan of Merger, acquired all of the stock of MedaSorb Technologies, Inc. (“MedaSorb Delaware”) in a merger, and its business became our business. Following the merger, in July 2006 we changed our name to MedaSorb Technologies Corporation.

MedaSorb Delaware was originally organized as a Delaware limited liability company in August 1997 as Advanced Renal Technologies, LLC. MedaSorb Delaware changed its name to RenalTech International, LLC in November 1998, and to MedaSorb Technologies, LLC in October, 2003.  In December 2005, MedaSorb Delaware converted from a limited liability company to a corporation.

MedaSorb Delaware has been engaged in research and development since its inception, and prior to the merger, had raised approximately $53 million from investors. These proceeds have been used to fund the development of multiple product applications and to conduct clinical trials. These funds have also been used to establish in-house manufacturing capacity to meet clinical testing needs, expand our intellectual property through additional patents and to develop extensive proprietary know-how with regard to our products.

Technology, Products and Applications

For approximately the past half-century, the field of blood purification has been focused on hemodialysis, a mature, well accepted medical technique primarily used to sustain the lives of patients with permanent or temporary loss of kidney function. It is widely understood by the medical community that dialysis has inherent limitations in that its ability to remove toxic substances from blood drops precipitously as the size of toxins increases. Our hemocompatible adsorbent technology is expected to address this shortcoming by efficiently removing toxins largely untouched by dialysis.

Our products are known in the medical field as hemoperfusion devices. During hemoperfusion, blood is removed from the body via a catheter or other blood access device, perfused through a filter medium where toxic compounds are removed, and returned to the body.

We believe that our polymer adsorbent technology represents an effective therapeutic approach to severe health complications caused or complicated by large toxins circulating in the blood. Our technology has many potential applications in the treatment of common, chronic and acute healthcare complications including the treatment and/or prevention of sepsis; drug detoxification; the treatment of chronic kidney failure; the treatment of organ dysfunction resulting from trauma and severe burns; the treatment of liver failure; the prevention of post-operative complications of cardiopulmonary bypass surgery; and the prevention of damage to organs donated by brain-dead donors prior to organ harvest. These applications vary by cause and complexity as well as by severity but share a common characteristic i.e. high concentrations of toxins in the circulating blood.

Our products are expected to be easy to use and capable of being incorporated into existing extracorporeal blood handling equipment, including heart-lung bypass circuits and hemodialysis machines. They will require no additional, expensive equipment and require minimal training.

Markets, Size and Economic Potential

Sepsis

In the United States alone, there are more than one million new cases of sepsis annually; extrapolated to a global population, the worldwide incidence is several million cases per year. Severe trauma and community acquired pneumonia are often associated with sepsis.

Sepsis patients are critically ill and suffer a very high mortality rate of between 28% and 60%. Because they are so expensive to treat, we believe that efficacy rather than cost will be the determining factor in the adoption of CytoSorb™ in the treatment of sepsis. Our current pricing model represents a fraction of what is currently spent on the treatment of a sepsis patient. Critical care specialists project that the average sepsis patient may require 10 CytoSorb™ (single-use, disposable) devices during a treatment regimen, based on the median number of days for which patients typically require ventilator support. Assuming only 2% of the sepsis patient population received CytoSorb™ therapy, based on a pricing model of $500 per device and 10 devices per episode, the annual revenue potential is $100 million in the U.S. alone and $200 million worldwide.

Brain-Dead Organ Donors

There are approximately 6,000 to 12,000 brain dead organ donors each year in the United States; worldwide, the number of these organ donors is estimated to be at least double the U.S. brain dead organ donor population. There is a severe shortage of donor organs. Currently, there are more than 85,000 individuals on transplant waiting lists in the United States. We expect that the use of our CytoSorb™ device in brain dead organ donors will increase the number of viable organs harvested from the donor pool and improve the survival of transplanted organs. At $500 per device, the worldwide revenue potential for this application is currently estimated at $12 million annually.

Cardiopulmonary Bypass Procedures

There are approximately 400,000 cardiopulmonary bypass (CPB) and cardiac surgery procedures performed annually in the U.S. and more than 800,000 worldwide. Nearly a third of all patients suffer from post-operative complications of cardiopulmonary bypass surgery, including complications from infection, pneumonia, pulmonary, and neurological dysfunction. Extended surgery time leads to longer ICU recovery time and hospital stays, both leading to higher costs - approximately $35,000 per coronary artery bypass graft procedure. We believe that the use of CytoSorb™ during and after the surgical procedure will prevent or mitigate post-operative complications for many CPB patients.

We anticipate that the CytoSorb™ device, incorporated into the extracorporeal circuit used with the by-pass equipment during surgery, and/or employed post-operatively for a period of time, will mitigate inflammation and speed recovery. At $500 per CytoSorb™ device and one device per procedure, and assuming 50% of the patient population receives CytoSorb™ treatment, the annual revenue potential for this application is $100 million in the U.S. and $200 million worldwide.

Chronic Kidney Failure

The National Kidney Foundation estimates that more than 20 million Americans have chronic kidney disease. Left untreated, chronic kidney disease can ultimately lead to chronic kidney failure, which requires a kidney transplant or chronic dialysis (generally three times per week) to sustain life. There are approximately 300,000 patients in the United States currently receiving chronic dialysis and more than 1.3 million worldwide. Approximately 85% of patients with chronic kidney disease are treated with hemodialysis.

Our BetaSorb™ device has been designed for use in conjunction with standard dialysis. Standard dialysis care typically involves three sessions per week, averaging approximately 150 sessions per year. Assuming BetaSorb™ use in each session, every 100,000 patients would require approximately 15 million devices annually.

Our pricing model for the BetaSorb™ device is based on a variety of cost/benefit assumptions. The current BetaSorb™ end-user pricing model is $35 per device, or $5,250 per patient per year. Based on high-volume finished product cost assumptions and the terms of our existing marketing and distribution agreement with Fresenius Medical Care (which owns more than 1,600 dialysis clinics with over 130,000 patients), we estimate annual revenue potential for the application of our technology to chronic kidney failure at approximately $780 million in the U.S. and $2.5 billion worldwide.

Other Applications

Additional applications for the critical care market have been identified. These promising areas include:

•	Drug detoxification

•	Liver failure

•	Regional high-dose chemotherapy

•	Acute Respiratory Distress Syndrome (ARDS)

•	Severe Acute Respiratory Syndrome (SARS)

•	Equine sepsis

•	Bio-terrorism

Products (Currently in Development)
The CytoSorb™ Device (Critical Care)

APPLICATION: Treatment and Prevention of Sepsis

Sepsis is defined by high levels of toxic compounds (“cytokines”) which are released into the blood stream as part of the body’s auto-immune response to severe infection or injury. These toxins cause severe inflammation and damage healthy tissues, which can lead to organ dysfunction and failure. Sepsis is very expensive to treat and has a high mortality rate.

Potential Benefits: By preventing or reducing the accumulation of cytokines in the circulating blood, we believe our adsorbent blood purification technology will prevent or mitigate severe inflammation, organ dysfunction and failure in sepsis patients. Therapeutic goals as an adjunctive therapy include reduced ICU and total hospitalization time.

Background and Rationale for Efficacy: We believe that the effective treatment of sepsis is the most valuable potential application for our technology. Sepsis carries mortality rates of between 28% and 60%. Death can occur within hours or days, depending on many variables, including cause, severity, patient age and co-morbidities. Researchers estimate that there are approximately one million new cases of sepsis in the U.S. each year; extrapolated to a global population, this equates to several million new cases annually. In the U.S. alone, treatment of sepsis costs nearly $20 billion annually. According to the Centers for Disease Control, sepsis is the tenth leading cause of death in the U.S., as reported by (CDC). More than 1,000 people die each day from sepsis.

An effective treatment for sepsis has been elusive. Pharmaceutical companies have been trying to develop drug therapies to treat the condition. With the exception of a single drug, Xigris® from Eli Lilly, which demonstrated a small improvement in survival in a small segment of the patient population, to our knowledge, all other efforts to date have failed to significantly improve patient survival.

Our technology presents a new therapeutic approach in the treatment of sepsis, and its potential efficacy is supported by scientific research. The potential benefits of blood purification in the treatment of sepsis patients are widely acknowledged by medical professionals and have been studied using dialysis and hemofiltration technology. These studies, while encouraging, demonstrated that dialysis alone produced only limited benefit to sepsis patients. The reason for this appears to be rooted in a primary limitation of dialysis technology itself: the inability of standard dialysis to effectively and efficiently remove larger toxins from circulating blood. Our CytoSorb™ device efficiently removes these larger toxins. CytoSorb’s™ toxin clearing ability and the ability to interact safely with blood (hemocompatibility) has been demonstrated clinically. Data collected during the “emergency and compassionate use” treatment of a single sepsis patient has been encouraging to us.

CytoSorb™ has been designed to achieve broad-spectrum removal of both pro- and anti-inflammatory cytokines, preventing or reducing the accumulation of high concentrations in the bloodstream. This approach is intended to modulate the immune response without blocking or suppressing the function of any of its mediators. For this reason, researchers have referred to the approach reflected in our technology as ‘immunomodulatory’ therapy.

Projected Timeline and Budget Requirements: Previous clinical studies in patients with chronic kidney failure have provided valuable data which underpin the development of the critical care applications for our technology. Our current device design has been extensively studied and shown to be efficacious in humans with kidney failure (in multiple treatment sessions lasting up to 4 hours, three times per week for up to 24 weeks in some patients). This same device design was tested on a single patient with bacterial sepsis, producing results that we found very encouraging and confirming to us that our device design is appropriate for a more extensive sepsis study. Our plans for the development of CytoSorb™ to treat sepsis patients are summarized in the table below.

Task	Status/Estimated Time Required	Estimated Budget Requirements
1. Design pilot study	In process; completion anticipated end 2006 to first quarter of 2007	(nominal)
2. Conduct pilot study	six to nine months following design of pilot study and approval from FDA to commence the study	$1.2 million
3. Design pivotal study	Concurrent with item 2	(nominal)
4. Conduct pivotal study	nine to 12 months following completion of pilot study, submission of final report of pilot study to FDA and FDA approval of pivotal study design	$1.8 million
5. Approval time following submission	six to nine months
Total	Mid to late 2009	$3.0 million

Because our technology pertains to a medical device, the regulatory pathway and approval process are faster and more straightforward than the process related to the approval of a drug.

APPLICATION: Prevention and treatment of organ dysfunction in brain-dead organ donors to increase the number and quality of viable organs harvested from donors

Potential Benefits: By preventing or reducing high-levels of cytokines from accumulating in the bloodstream of a brain-dead organ donor, CytoSorb™ aims to mitigate organ dysfunction and failure which results from severe inflammation following brain-death. The primary goals for this application are:

•	improving the viability of organs which can be harvested from brain-dead organ donors, and

•	increasing the likelihood of organ survival following transplant.

Background and Rationale for Efficacy: When brain death occurs, the body responds by generating large quantities of inflammatory cytokines. This process is similar to sepsis. A high percentage of donated organs are never transplanted due to this response, which damages healthy organs and prevents transplant. In addition, inflammation in the donor may damage organs that are harvested and reduce the probability of graft survival following transplant.

There is a shortage of donated organs worldwide, with approximately 85,000 people currently on the waiting list for organ transplants in the United States alone. Because there are an insufficient number of organs donated to satisfy demand, it is vital to maximize the number of viable organs donated, and optimize the probability of organ survival following transplant.

Projected Timeline and Budget Requirements: Studies are currently being conducted under a $1 million grant from the Health Resources and Services Administration (HRSA), an agency of the U.S. Department of Health and Human Services, and extensive development work has already been completed. Researchers at the University of Pittsburgh Medical Center and the University of Texas, Houston Medical Center completed the observational and dosing phases of the project in the third quarter of 2006. The observational and dosing phases of the study involved 30 viable donors and eight non-viable donors, respectively. The next phase of this study, the treatment phase, will involve viable donors treated with the CytoSorb™ device. In this phase of the project, viable donors will be treated and the survival and function of organs in transplant recipients will be tracked and measured. The treatment phase will be contingent upon further discussion with the FDA and HRSA regarding trial design, as well as obtaining additional funding.

APPLICATION: Prevention and treatment of post-operative complications of cardiopulmonary bypass surgery

Potential Benefits: By preventing or reducing high levels of cytokines from accumulating in the blood system during and following cardiac surgery, we anticipate that post-operative complications of cardiopulmonary bypass surgery can be prevented or mitigated. The primary goals for this application are to:

•	reduce ventilator and oxygen therapy requirements;

•	reduce length of stay in hospital intensive care units; and

•	reduce the total cost of patient care.

Background and Rationale for Efficacy: Due to the highly invasive nature of cardiopulmonary bypass surgery, high levels of cytokines are produced by the body, triggering severe inflammation. By preventing or reducing the accumulation of cytokines in a patient’s blood stream, we expect to prevent or mitigate post-operative complications caused by an excessive or protracted inflammatory response to the surgery. While not all patients undergoing cardiac surgery suffer these complications, it is impossible to predict before surgery which patients will be affected.

Projected Timeline: We have completed an observational study of 32 patients to obtain information with respect to the onset and duration of cytokine release. We expect that this information will aid us in defining the appropriate time to apply the CytoSorb™ device to maximize therapeutic impact. We are not currently focusing our efforts on the commercialization of our technology for application to cardiac surgery. Upon successful commercialization of the sepsis application, we will pursue the use of our polymer absorbent technology for other critical care uses, such as cardiopulmonary bypass surgery.

The BetaSorb™ Device (Chronic Care)

APPLICATION: Prevention and treatment of health complications caused by the accumulation of metabolic toxins in patients with chronic renal failure

Potential Benefits: By preventing or reducing high levels of metabolic waste products from accumulating in the blood and tissues of long-term dialysis patients, we anticipate that the health complications characteristic to these patients can be prevented or mitigated. The primary goals for this application are to

•	improve and maintain the general health of dialysis patients;

•	improve the quality of life of these patients

•	reduce the total cost of patient care; and

•	increase life expectancy.

Background and Rationale for Efficacy: Our BetaSorb™ device is intended for use on patients suffering from chronic kidney failure who rely on long-term dialysis therapy to sustain life. Due to the widely recognized inability of dialysis to remove larger proteins from blood, metabolic waste products, such as Beta-2 microglobulin, accumulate to toxic levels and are deposited in the joints and tissues of patients. Specific toxins known to accumulate in these patients have been linked to their severe health complications, increased healthcare costs, and reduced quality of life.

Researchers also believe that the accumulation of toxins may play an important role in the significantly reduced life expectancy experienced by dialysis patients. In the U.S., the average life expectancy of a dialysis patient is five years. Industry research has identified links between many of these toxins and poor patient outcomes. By routinely removing these toxins during dialysis and preventing or reducing their accumulation, we expect our BetaSorb™ device to maintain or improve patient health in the long-term. We believe that by reducing the incidence of health complications, the annual cost of patient care will be reduced and life expectancy increased.

The poor health experienced by chronic dialysis patients is illustrated by the fact that in the U.S. alone, more than $20 billion is spent annually caring for this patient population. While the cost of providing dialysis therapy alone is approximately $23,000 per patient per year, the total cost of caring for a patient ranges from $60,000 to more than $120,000 annually due to various health complications associated with dialysis.

Projected Timeline: We have collected a significant amount of empirical data for the development of this application. As the developer of this technology, we had to undertake extensive research, as no comparable technology was available for reference purposes. We have completed several pilot studies, and most recently a clinical pilot of six patients in California for up to 24 weeks in which our BetaSorb™ device removed the targeted toxins as expected.

As discussed above, due to practical and economic considerations, we are now focusing our efforts and resources on commercializing our CytoSorb™ device for critical care application. Following commercial introduction of the CytoSorb™ device, we expect to conduct additional clinical studies using the BetaSorb™ device in the treatment of end stage renal disease patients.

Commercial and Research Partners

University of Pittsburgh Medical Center

We are working with researchers at the University of Pittsburgh - Critical Care Medicine Department in the development of critical care applications for technology. Consisting of more than twenty physicians, as well as numerous full-time scientists, educators and administrative assistants, the Critical Care Medicine Department at the University of Pittsburgh is one of the largest organizations of its type in the world and has established an international reputation for excellence in clinical care, education, and research.

Researchers at UPMC have participated in nearly every major clinical trial of potential sepsis intervention during the past twenty years. Drs. Derek Angus and John Kellum were investigators for Eli Lilly’s sepsis drug, Xigris®. Dr. Kellum, a member of the UPMC faculty since 1994, is our principal investigator for CytoSorb™. Dr. Kellum, together with several other researchers at UPMC, serve on our Critical Care Advisory Board. Dr. Kellum’s research interests span various aspects of Critical Care Medicine, but center on critical care nephrology (including acid-base, and renal replacement therapy), sepsis and multi-organ failure, and clinical epidemiology. He is Chairman of the Fellow Research Committee at the University of Pittsburgh Medical Center and has authored more than 70 publications and has received numerous research grants from foundations and industry.

Fresenius Medical Care AG

We have entered into an exclusive, long-term agreement with Fresenius Medical Care for the global marketing and distribution of our BetaSorb™ device and any similar product we may develop for the treatment of renal disease. The agreement, which we entered into in 1999 is a profit sharing plan under which both we and Fresenius are incentivized to minimize costs and maximize the price to end-users. In particular, under the agreement, to the extent that sales of our products by Fresenius results in gross margins to Fresenius in excess of targeted levels, we would share with Fresenius a portion of the revenues attributable to such excess.

With Fresenius as our exclusive distributor of our renal products, we believe that our agreement with Fresenius will maximize the potential for rapid product introduction and penetration of the chronic kidney failure market.

Today, Fresenius Medical Care is the world's largest, integrated provider of products and services for individuals with chronic kidney failure. Through its network of more than 1,600 dialysis clinics in North America, Europe, Latin America and Asia-Pacific, Fresenius Medical Care provides dialysis treatment to more than 130,000 patients around the globe. Fresenius Medical Care is also the world's largest provider of dialysis products, such as hemodialysis machines, dialyzers and related disposable products.

Royalty Agreements

With Principal Stockholder

In August 2003, in order to induce Guillermina Vega Montiel, a principal stockholder of ours, to make an additional investment in MedaSorb, we granted Ms. Montiel a perpetual royalty equal to three percent of all gross revenues received by us from sales of CytoSorbTM in the applications of sepsis, cardiopulmonary bypass surgery, organ donor, chemotherapy and inflammation control.

With Purolite

In 2003, Purolite filed a lawsuit against us asserting, among other things, co-ownership and co-inventorship of certain of our patents. On September 1, 2006, the United States District Court for the Eastern District of Pennsylvania approved a Stipulated Order and Settlement Agreement under which we and Purolite agreed to the settlement of the action. The Settlement Agreement provides us with the exclusive right to use our patented technology and proprietary know how relating to adsorbent polymers for a period of 18 years. Under the terms of the Settlement Agreement, we have agreed to pay Purolite royalties of 2.5% to 5% on the sale of certain of our products if and when those products are sold commercially.

Product Payment & Reimbursement

Critical Care Applications

Payment for our CytoSorb™ device in the treatment and prevention of sepsis and other related acute care applications is anticipated to fall under the “diagnosis-related group” (DRG) in-patient reimbursement system, which is currently the predominant basis of hospital medical billing in the United States. Under this system, predetermined payment amounts are assigned to categories of medical patients with respect to their treatments at medical facilities based on the DRG that they fall within (which is a function of such characteristics as medical condition, age, sex, etc.) and the length of time spent by the patient at the facility. Reimbursement is not determined by the actual procedures used in the treatment of these patients, and a separate reimbursement decision would not be required to be made by Medicare, the HMO or other provider of medical benefits in connection with the actual method used to treat the patient.

Critical care applications such as those targeted by our CytoSorb™ device involve a high mortality rate and extended hospitalization, coupled with extremely expensive ICU time. In view of these high costs and high mortality rates, we believe acceptance of our proprietary technology by critical care practitioners and hospital administrators will primarily depend on safety and efficacy factors rather than cost.

Chronic Renal Failure

In the U.S., over 80% of chronic dialysis patients are Medicare-eligible, regardless of age. Therefore, it is expected that Medicare will be the primary payer for the BetaSorb™ device, either through the current “fee for service” mechanism or managed care programs. The large majority of costs not covered by federal programs are covered by the private insurance sector.

While the fee-for-service composite rate system is currently the dominant payment mechanism, many industry participants believe that a managed care system will become the dominant payment mechanism. We believe that movement to a full or shared-risk managed care system would speed market acceptance of BetaSorb™ because, under such a system, providers will have a strong incentive to adopt technologies that lower overall treatment costs. Fresenius is a leading participant in the move to managed care and will play a leading role in the demonstration and introduction of our product to Medicare.

Competition

Sepsis

We believe that our products represent a unique approach to disease states and health complications associated with sepsis, which is sometimes also referred to as systemic inflammatory response syndrome. Researchers have explored the potential of using existing membrane-based dialysis technology to treat patients suffering from sepsis. These techniques are unable to effectively remove the larger toxins which leading researchers have shown to cause and complicate sepsis. The same experts believe that a blood purification technique that efficiently removes, or significantly reduces, the circulating concentrations of such toxins might represent a successful therapeutic option.

The CytoSorb™ device is highly efficient in the removal of large toxins from circulating blood. Since the adsorbent device does not rely on fluid extraction for blood purification, it does not necessitate the use of replacement fluid. This represents a major advantage over any dialysis technique. A study conducted on a single patient with bacterial sepsis produced results that we believe demonstrate the ability of the CytoSorb™ device to remove the toxins acting in sepsis.

Medical research during the past two decades has focused on drug interventions aimed at chemically blocking or suppressing the function of one or two inflammatory agents. In hindsight, some researchers now believe this approach has little chance of significantly improving patient outcomes because of the complex pathways and multiple chemical factors at play. Clinical studies of these drug therapies have been largely unsuccessful. An Eli Lilly drug, Xigris®, cleared by the FDA in November 2001, is the first and only drug to be approved for the treatment of severe sepsis. Clinical studies demonstrated that use of Xigris® resulted in a 6% reduction in the absolute risk of death, and a 13% risk reduction in the most severe sepsis patients. The drug remains controversial and is considered extremely expensive when compared to the percentage of patients who benefit.

While studies of other potential sepsis drug therapies are in progress, we are not aware of any other broad-spectrum blood detoxification therapy under development for this application that could be considered directly competitive with our approach.

Cardiopulmonary Bypass Surgery

We are not aware of any practical competitive approaches for removing cytokines in CPB patients. Alternative therapies such as “off-pump” surgeries are available but “post-bypass” syndrome has not been shown to be reduced in this less invasive procedure. If successful, the CytoSorb™ is expected to be useful in both on-pump and off-pump procedures.

Chronic Dialysis

We know of no other device, medication or therapy considered directly competitive with our technology. Research and development in the field has focused primarily on improving existing dialysis technologies. The introduction of the high-flux dialyzer in the mid-1980s and the approval of Amgen’s Epogen™, a recombinant protein used to treat anemia, are the two most significant developments in the field over the last two decades.

Efforts to improve removal of larger toxins with enhanced dialyzer designs have achieved only marginal success. Many experts believe that dialyzer technology has reached its limit in this respect. A variation of high-flux hemodialysis, known as hemodiafiltration, has existed for many years. However, due to the complexity, cost and increased risks, this dialysis technique has not gained significant acceptance worldwide. In addition, many larger toxins are not effectively filtered by hemodiafiltration, despite its more open pore structure. As a result, hemodiafiltration does not approach the quantity of toxins removed by the BetaSorb™ device.

Treatment of Organ Dysfunction in Brain-Dead Organ Donors

We are not aware of any directly competitive products to address the application of our technology for the mitigation of organ dysfunction and failure resulting from severe inflammation following brain-death.

Clinical Testing

Our first clinical studies were conducted in patients with chronic renal failure. The health of these patients is challenged by high levels of toxins circulating in their blood but, unlike sepsis patients, they are not at imminent risk of death. The toxins involved in chronic renal failure are completely different from those involved in sepsis, eroding health gradually over time. The treatment of patients with chronic renal failure is a significant target market for us, although not the current focus of our efforts and resources. Our clinical testing and product development work in this application functioned as a low risk method of evaluating the safety of the technology in a clinical setting, with direct benefit to development of the critical care applications on which we are now focusing our efforts.

We believe that our device design, which has been tested in approximately 350 sessions, combined with hemodialysis, has been identified as a suitable candidate to pilot in clinical studies in the treatment of sepsis. We used this design in our first clinical experience treating a septic patient, which has produced results that we have found encouraging and indicative of the efficacy of our technology in the treatment of sepsis.

Government Research Grants

Two government research grants by the National Institutes of Health (NIH) and Health and Human Services (HHS) have been awarded to investigators to explore the use of our technology in sepsis and transplant organ preservation.

A grant of $1 million was awarded to the University of Pittsburgh Medical Center in 2003. The project seeks to improve the quantity and viability of organs donated for transplant by using CytoSorb™ to detoxify the donor’s blood. The observational and dosing phases of the study, involving 30 viable donors and eight non-viable donors, respectively, have been completed. The next phase of this study, the treatment phase, will involve viable donors. The treatment phase will be contingent upon further discussion with the FDA and HRSA regarding trial design, as well as obtaining additional funding

In addition, the University of Pittsburgh Medical Center was awarded a $7,000,000 grant from NIH entitled “Systems Engineering of a Pheresis Intervention for Sepsis (SEPsIS)” to study the use of our adsorbent polymer technology in the treatment of severe sepsis. These grants represent a substantial research cost savings to us and demonstrate the strong interest of the medical and scientific communities in our technology.

Regulation

The medical devices that we manufacture are subject to regulation by numerous regulatory bodies, including the FDA and comparable international regulatory agencies. These agencies require manufacturers of medical devices to comply with applicable laws and regulations governing the development, testing, manufacturing, labeling, marketing and distribution of medical devices. Devices are generally subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical evaluation program be conducted before a device receives approval for commercial distribution.

In the U.S., permission to distribute a new device generally can be met in one of two ways. The first process requires that a pre-market notification (510(k) Submission) be made to the FDA to demonstrate that the device is as safe and effective as, or substantially equivalent to, a legally marketed device that is not subject to pre-market approval (PMA). A legally marketed device is a device that (i) was legally marketed prior to May 28, 1976, (ii) has been reclassified from Class III to Class II or I, or (iii) has been found to be substantially equivalent to another legally marketed device following a 510(k) Submission. The legally marketed device to which equivalence is drawn is known as the “predicate” device. Applicants must submit descriptive data and, when necessary, performance data to establish that the device is substantially equivalent to a predicate device. In some instances, data from human clinical trials must also be submitted in support of a 510(k) Submission. If so, these data must be collected in a manner that conforms with specific requirements in accordance with federal regulations. The FDA must issue an order finding substantial equivalence before commercial distribution can occur. Changes to existing devices covered by a 510(k) Submission which do not significantly affect safety or effectiveness can generally be made by us without additional 510(k) Submissions.

The second process requires that an application for PMA be made to the FDA to demonstrate that the device is safe and effective for its intended use as manufactured. This approval process applies to certain Class III devices. In this case, two steps of FDA approval are generally required before marketing in the U.S. can begin. First, investigational device exemption (IDE) regulations must be complied with in connection with any human clinical investigation of the device in the U.S. Second, the FDA must review the PMA application which contains, among other things, clinical information acquired under the IDE. The FDA will approve the PMA application if it finds that there is a reasonable assurance that the device is safe and effective for its intended purpose.

In the European Union, distributors of medical devices are required to comply with the Medical Devices Directive and obtain CE Mark certification in order to market medical devices. The CE Mark certification, granted following approval from an independent Notified Body, is an international symbol of adherence to quality assurance standards and compliance with applicable European Medical Devices Directives. Distributors of medical devices may also be required to comply with other foreign regulations such as Ministry of Health Labor and Welfare approval in Japan. The time required to obtain these foreign approvals to market our products may be longer or shorter than that required in the U.S., and requirements for those approvals may differ from those required by the FDA.

In the United States, our CytoSorb™ and BetaSorb™ devices are classified as Class III (CFR 876.5870—Sorbent Hemoperfusion System) and will require 501(k) Submissions to the FDA. However, because the BetaSorb™ device is intended for chronic use, the FDA may require pre-market approval (PMA), which we will submit if required. In the case of CytoSorb™, because the application is for acute care (short term, less than 30 days), management believes that FDA approval for this product may be obtained based solely on the 510(k) Submission accompanied with clinical data. In Europe, our devices are expected to be classified as class IIb, and will conform to the ISO 13485 Quality Standard in support of our planned applications to obtain CE Mark certification in Europe, and applicable approvals in Canada and Japan.

The process of obtaining clearance to market products is costly and time-consuming in virtually all of the major markets in which we expect to sell products and may delay the marketing and sale of our products. Countries around the world have recently adopted more stringent regulatory requirements which are expected to add to the delays and uncertainties associated with new product releases, as well as the clinical and regulatory costs of supporting those releases. No assurance can be given that any of our medical devices will be approved on a timely basis, if at all. In addition, regulations regarding the development, manufacture and sale of medical devices are subject to future change. We cannot predict what impact, if any, those changes might have on our business. Failure to comply with regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Provided we have sufficient additional funding and FDA approval to proceed, we expect to begin the treatment phase of a pilot clinical study on the safety and efficacy of our products in the treatment of sepsis in the third or fourth quarter of 2007. The pilot phase is expected to span six to nine months. If we successfully complete the pilot study and obtain approval from the FDA to proceed to the pivotal phase, we estimate that an additional one year period would be required for the pivotal study, to the extent we have sufficient funding, for the purpose of compiling sufficient data to support both the U.S. 510(k) Submission and the application to obtain CE Mark certification in Europe. In the U.S., another six to nine months is anticipated for FDA review and approval of the 510(k) submission. Concurrent with these activities, we plan to pursue CE Mark certification of our products. Upon successful completion of a “quality systems audit” in combination with clinical data and the assembly of a technical file, we anticipate that CytoSorb™ device will receive CE Mark certification, allowing it to be sold in Europe.

The FDA can ban certain medical devices, detain or seize adulterated or misbranded medical devices, order repair, replacement or refund of these devices and require notification of health professionals and others with regard to medical devices that present unreasonable risks of substantial harm to the public health. The FDA may also enjoin and restrain certain violations of the Food, Drug and Cosmetic Act and the Safe Medical Devices Act pertaining to medical devices, or initiate action for criminal prosecution of such violations. International sales of medical devices manufactured in the U.S. that are not approved by the FDA for use in the U.S., or are banned or deviate from lawful performance standards, are subject to FDA export requirements. Exported devices are subject to the regulatory requirements of each country to which the device is exported. Some countries do not have medical device regulations, but in most foreign countries medical devices are regulated. Frequently, regulatory approval may first be obtained in a foreign country prior to application in the U.S. to take advantage of differing regulatory requirements.

Sales and Marketing

We currently estimate, provided that we receive adequate funding to support our planned activities and that our products perform as expected in clinical studies, that we will obtain FDA approval of our CytoSorb™ device in the treatment of sepsis in mid to late 2009. As we approach regulatory approval, we plan to initially build a sales organization of approximately 15 representatives in the U.S. In addition, we plan on pursuing localized distribution agreements in rural areas.

We also plan to initiate sales in several European countries which are known as early adopters of new medical device technology. These countries primarily include Italy, Germany and the United Kingdom. We plan to initially operate through local distributors in each European country where we launch sales operations. Only after establishment of a limited network of local distributors and actual generation of sales, will we formulate a broader distribution strategy on a global basis.

Intellectual Property and Patent Litigation

The medical device market in which we primarily participate is in large part technology driven. As a result, intellectual property rights, particularly patents and trade secrets, play a significant role in product development and differentiation. However, intellectual property litigation to defend or create market advantage is inherently complex, unpredictable and is expensive to pursue. Litigation often is not ultimately resolved until an appeal process is completed and appellate courts frequently overturn lower court patent decisions.

Moreover, competing parties frequently file multiple suits to leverage patent portfolios across product lines, technologies and geographies and to balance risk and exposure between the parties. In some cases, several competitors are parties in the same proceeding, or in a series of related proceedings, or litigate multiple features of a single class of devices. These forces frequently drive settlement not only of individual cases, but also of a series of pending and potentially related and unrelated cases. In addition, although monetary and injunctive relief is typically sought, remedies are generally not determined until the conclusion of the proceedings, and are frequently modified on appeal. Accordingly, the outcomes of individual cases are difficult to time, predict or quantify and are often dependent upon the outcomes of other cases in other forums, both domestic and international.

We rely on a combination of patents, trademarks, trade secrets and non-disclosure agreements to protect our intellectual property. We hold 21 U.S. patents, some of which have foreign counterparts, and additional patent applications pending worldwide that cover various aspects of our technology. There can be no assurance that pending patent applications will result in issued patents, that patents issued to us will not be challenged or circumvented by competitors, or that such patents will be found to be valid or sufficiently broad to protect our technology or to provide us with a competitive advantage.

We rely on non-disclosure and non-competition agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary technology. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, that others will not independently develop equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets and proprietary knowledge.

Several years ago we engaged in discussions with the Dow Chemical Company, which had indicated a strong interest in being our polymer manufacturer. After a Dow representative on our Advisory Board resigned, Dow filed and received several patents naming our former Advisory Board member as an inventor. In management’s view the Dow patents improperly incorporate our technology and should not have been granted to Dow. The existence of these Dow patents could result in a potential dispute with Dow in the future and additional expenses for us.

We may find it necessary to initiate litigation to enforce our patent rights, to protect our trade secrets or know-how and to determine the scope and validity of the proprietary rights of others. Patent litigation can be costly and time-consuming, and there can be no assurance that our litigation expenses will not be significant in the future or that the outcome of litigation will be favorable to us. Accordingly, we may seek to settle some or all of our pending litigation described below. Settlement may include cross-licensing of the patents which are the subject of the litigation as well as our other intellectual property and may involve monetary payments to or from third parties.

Employees and Properties

We currently have seven employees and operate a 6,575 sq. ft. facility near Princeton, New Jersey, housing research laboratories, clinical manufacturing operations and administrative offices, under a lease agreement which expires in February 2007. In the opinion of management, the leased properties are adequately insured, are in good condition and suitable for the conduct of our business. We also collaborate with numerous institutions, universities and commercial entities who conduct research and testing of our products at their facilities.

Legal Proceedings

We are not currently a party to any pending legal proceedings.

MANAGEMENT

Directors and Executive Officers

The following table sets forth our directors and executive officers, their ages and the positions they hold:

Name	Age	Position

Al Kraus	62	President and Chief Executive Officer, Director

James Winchester, MD	62	Chief Medical Officer

Vincent Capponi	48	Chief Operating Officer

David Lamadrid	35	Chief Financial Officer

Joseph Rubin, Esq.	68	Director

Kurt Katz	74	Director

Al Kraus. Mr. Kraus has more than twenty-five years’ experience managing companies in the dialysis, medical device products, personal computer and custom software industries. He has been the President and Chief Executive Officer of MedaSorb since 2003. Prior to joining us, from 2001 to 2003, Mr. Kraus was President and CEO of NovoVascular Inc., an early stage company developing coated stent technology. From 1996 to 1998, Mr. Kraus was President and CEO of Althin Healthcare and from 1998 to 2000, of Althin Medical Inc., a manufacturer of products for the treatment of end stage renal disease. While CEO of Althin, he provided strategic direction and management for operations throughout the Americas. From 1979 to 1985, Mr. Kraus was U.S. Subsidiary Manager and Chief Operating Officer of Gambro Inc., a leading medical technology and healthcare company. Mr. Kraus was the Chief Operating Officer of Gambro when it went public in the United States in an offering led by Morgan Stanley.

James Winchester, M.D. Prior to joining MedaSorb in 2000, Dr. Winchester was Professor of Medicine and Director of Dialysis Programs at Georgetown University School of Medicine for more than 25 years. Dr. Winchester is also the Chief of the Nephrology Division at Beth Israel Medical Center, a position he has held since July 2004. He has published more than 200 articles in scientific and medical journals, and has co-authored eight books in the fields of renal replacement therapy and clinical poisoning management. Dr. Winchester is editor-in chief of Replacement of Renal Function, the most widely used textbook for nephrology fellows. Dr. Winchester has published more articles on hemoperfusion than any other nephrologist in the world. He is widely recognized as one of the world’s leading experts in hemoperfusion and toxicology, and is a former member of the Scientific Advisory Board for Total Renal Care (Davita). Dr. Winchester received his medical degree from the University of Glasgow and is a Fellow of the Royal College of Physicians and Surgeons of Glasgow, and a Fellow of the American College of Physicians.

Vincent Capponi. Mr. Capponi joined MedaSorb as Vice President of Operations in 2002 and became its Chief Operating Officer in July 2005. He has more than 20 years of management experience in medical device, pharmaceutical and imaging equipment at companies including Upjohn, Sims Deltec and Sabratek. Prior to joining MedaSorb in 2002, Mr. Capponi held several senior management positions at Sabratek and its diagnostics division GDS, and was interim president of GDS diagnostics in 2001. From 1998 to 2000, Mr. Capponi was Senior Vice President and Chief Operating Officer for Sabratek and Vice President Operations from 1996 to 1998. He received his MS in Chemistry and his BS in Chemistry and Microbiology from Bowling Green State University.

David Lamadrid.  Mr. Lamadrid has been with MedaSorb since 2000 and has served as its Chief Financial Officer since October 2002. He has 15 years of business experience in finance and operations. Prior to joining MedaSorb in 2000, Mr. Lamadrid was a financial analyst at Chase Manhattan Bank working in the Middle Market Banking Group. Mr. Lamadrid received his MBA from New York University, a BS in Finance from St. John’s University, and an AAS in Accounting from S.U.N.Y. Rockland.

Joseph Rubin, Esq. Mr. Rubin became a director of MedaSorb in 1997. Mr. Rubin is a founder and Senior Partner of Rubin, Bailin, and Ortoli, LLP an international and domestic corporate and commercial law firm in New York City, where he has practiced law since 1986. Mr. Rubin also teaches at the Columbia University School of International and Public Affairs, where he is also Executive Director of the International Technical Assistance Program for Public Affairs (ITAP). Mr. Rubin was Adjunct Professor at the Columbia University Graduate School of Business from 1973 to 1994, and taught at Columbia Law School in 1996. Mr. Rubin received his law degree from Harvard Law School, and his B.A., MIA, and M.Phil degrees in political science and international relations from Columbia University.

Kurt Katz, M.Ch.E. Mr. Katz became a director of MedaSorb in 1997. Since retiring from Peabody International Corporation in 1986, Mr. Katz has pursued various business interests. He is currently the Chairman of Polymeric Resources Corporation, a polymer company engaged in the manufacture of nylon and compounding. Mr. Katz served as President and Chief Operating Officer of Peabody, which specializes in energy and environmental products. Mr. Katz served as Executive Vice President and Chief Operating Officer of Peabody from 1981 to 1983, and was a Director from 1977 to 1985. Prior to joining Peabody in 1973, Mr. Katz held a variety of management positions with Westinghouse Electric Corporation, where he served for 18 years and was directly involved in the launching of new products, divisions and subsidiaries. .Mr. Katz has a B.S. and M.S. in chemical engineering, and an MBA.

Audit Committee Financial Expert

The Board of Directors does not have an Audit Committee, and therefor does not have an “audit committee financial expert,” as such term is defined in Item 401(e) of Regulation S-B.

Executive Compensation

The following table sets forth for the periods indicated the compensation MedaSorb Delaware paid Al Kraus, our Chief Executive Officer, and each of its other most highly compensated executive officers during the years ended December 31, 2005, 2004 and 2003.

Summary Compensation Table

		Annual Compensation		Long-Term Compensation
Name and Principal Positions	Year	Salary ($)	Bonus($)	Stock Awards*	Securities Underlying Options

Al Kraus Chief Executive Officer	2005 2004 2003	173,899 152,301 73,710	150	1,090,680 164,665 138,286	__ __ __

Vincent Capponi, Chief Operating Officer	2005 2004 2003	152,504 133,987 195,501	150	374,383 15,070 7,535	__ __ __

David Lamadrid, Chief Financial Officer	2005 2004 2003	119,257 100,203 115,742	150	450,155 22,605 15,070	__ __ __

Dr. James Winchester Chief Medical Officer	2005 2004 2003	116,541 143,319 233,422	150	- 16,954 7,535	__ __ __

* These officers were originally issued “Management Units” of MedaSorb Delaware, a limited liability company. The Management Units were ultimately converted into the number of shares of our Common Stock indicated in the table above following MedaSorb Delaware’s conversion to a corporation and reverse merger with us.

During the period of March 2004 to February 2005, Al Kraus, Vincent Capponi, David Lamadrid and Dr. James Winchester agreed to forego salary in the amounts of $66,667, $60,000, $45,000, and $32,772 respectively. These amounts were subsequently paid to these individuals following the closing of the Series A Preferred Stock financing we completed on June 30, 2006.

Option Grants in Last Fiscal Year

No options were granted to any of the individuals named in the Summary Compensation Table during 2005.

Aggregated Option Exercises in Fiscal 2005 and FY-End Option Values

None of the individuals named in the Summary Compensation Table held any options to purchase our Common Stock or the common stock of MedaSorb as of December 31, 2005.

Director Compensation

Our directors do not currently receive any cash compensation for their service on the Board of Directors, but from time to time are granted options for their services. In January 2006, each non-employee director of MedaSorb Delaware was granted an option to purchase 10,000 shares of MedaSorb Delaware common stock at an exercise price of $1.25, and in June 2006, those non-employee directors were granted options to purchase an aggregate of 87,536 shares of MedaSorb Delaware common stock at an exercise price of $1.25. These options became options to purchase the same number of shares of our Common Stock at the same exercise price following the merger. Our directors are reimbursed for actual out-of-pocket expenses incurred by them in connection with their attendance at meetings of the Board of Directors.

Employment Agreements with Named Executive Officers

Agreement with Chief Executive Officer

MedaSorb Delaware entered into an Employment Agreement, dated as of July 18, 2003, with Al Kraus, our Chief Executive Officer. The Employment Agreement provides for an initial five-year term of employment as our Chief Executive Officer. Under the terms of the Employment Agreement, Mr. Kraus receives an annual base salary of $200,000. Under the Employment Agreement, Mr. Kraus was also granted an option to purchase 5% of the outstanding equity interests of MedaSorb Delaware (which was then a limited liability company) on a fully-diluted basis, and will be issued additional options so that Mr. Kraus continues to hold options to purchase 5% of our outstanding equity on a fully diluted basis until such time as an aggregate of $20 million of financing has been received by MedaSorb Delaware (including us following the merger) following the commencement of his employment. In 2005, MedaSorb Delaware’s board approved the issuance to Mr. Kraus of “Management Units” of the limited liability company in lieu of the options he was then entitled to under the Employment Agreement. As a result of the conversion of MedaSorb Delaware to a corporation and the merger, the Management Units issued under the Employment Agreement were exchanged for 1,393,631 shares of Common Stock. Mr. Kraus will continue to be issued options to purchase Common Stock pursuant to his Employment Agreement so that the combined total of his common stock and common stock issuable upon exercise of his options equals 5% of the Company’s outstanding common stock on a fully diluted basis, until such time as an aggregate of $20 million of financing has been received by us following the commencement of his employment.

In the event that Mr. Kraus’s employment is terminated as a result of his death, his heirs will be entitled to 120-days of salary. In the event Mr. Kraus is terminated for “justifiable cause” we will pay him his accrued and unpaid base salary through the date of termination. If Mr. Kraus’s employment is terminated without cause or in the event of a Change of Control, he will be entitled to one-year’s base salary payable monthly over a period of one year.

Mr. Kraus is prohibited under the Employment Agreement from disclosing any of our confidential information (as defined in the agreement) during the term of his employment and any time thereafter and, following the termination of the agreement with us, from competing with us and directly or indirectly soliciting any of our customers or suppliers for a period of one year, and from soliciting our employees for a period of three years.

Agreement with Chief Operating Officer

MedaSorb Delaware entered into an Employment Agreement, dated as of July 1, 2005, with Vincent Capponi, our Chief Operating Officer. The Employment Agreement provides for an initial term of one-year, with automatic annual renewal unless either party provides notice to the other within 120 days prior to the end of the year of its intention not to renew. Under the terms of the Employment Agreement, Mr. Capponi receives an annual base salary of $181,886. Under the Employment Agreement, Mr. Capponi was also granted Management Units equal to 1.5% of the outstanding equity interests of MedaSorb Delaware (which was then a limited liability company) on a fully-diluted basis, and was entitled to receive additional Management Units so that Mr. Capponi continued to hold Management Units equal to 1.5% of the outstanding equity of MedaSorb Delaware on a fully diluted basis until December 31, 2005. As a result of the conversion of MedaSorb Delaware to a corporation and the merger, these Management Units were exchanged for 418,086 shares of our Common Stock

In the event that Mr. Capponi’s employment is terminated as a result of his death, his heirs will be entitled to 120-days of salary. In the event Mr. Capponi is terminated for “justifiable cause” we will pay him his accrued and unpaid base salary through the date of termination. If Mr. Capponi’s employment is terminated without cause or in the event of Change of Control, he will be entitled to one-year’s base salary payable monthly for a period of one year.

Mr. Capponi is prohibited under the Employment Agreement from disclosing any of our confidential information (as defined in the agreement) during the term of his employment and any time thereafter, and following the termination of the agreement with us, from competing with us and directly or indirectly soliciting any of our customers or suppliers for a period of one year, and from soliciting our employees for a period of three years.

Agreement with Chief Financial Officer

MedaSorb Delaware entered into an Employment Agreement, dated as of July 1, 2005, with David Lamadrid, our Chief Financial Officer. The Employment Agreement provides for an initial term of one-year, with automatic annual renewal unless either party provides notice to the other within 120 days prior to the end of the year of its intention not to renew. Under the terms of the Employment Agreement, Mr. Lamadrid receives an annual base salary of $135,629. Under the Employment Agreement, Mr. Lamadrid was also granted Management Units equal to 1.8% of the outstanding equity interests of MedaSorb Delaware (which was then a limited liability company) on a fully-diluted basis, and was entitled to receive additional Management Units so that Mr. Lamadrid continued to hold Management Units equal to 1.8% of the outstanding equity of MedaSorb Delaware on a fully diluted basis until December 31, 2005. As a result of the conversion of MedaSorb Delaware to a corporation and the merger, these Management Units were exchanged for 501,704 shares of our Common Stock.

In the event that Mr. Lamadrid’s employment is terminated as a result of his death, his heirs will be entitled to 120-days of salary. In the event Mr. Lamadrid is terminated for “justifiable cause” we will pay him his accrued and unpaid base salary through the date of termination. If Mr. Lamadrid’s employment is terminated without cause or in the event of Change of Control, he will be entitled to one-year’s base salary payable monthly for a period of one year.

Mr. Lamadrid is prohibited under the Employment Agreement from disclosing any of our confidential information (as defined in the agreement) during the term of his employment and any time thereafter, and following the termination of the agreement with us, from competing with us and directly or indirectly soliciting any of our customers or suppliers for a period of one year, and from soliciting our employees for a period of three years.

Agreement with Chief Medical Officer

MedaSorb Delaware entered into an Employment Agreement, dated as of July 1, 2004, with Dr. James Winchester, our Chief Medical Officer. The Employment Agreement provides for an initial term of one-year, with automatic annual renewal unless either party provides notice to the other within 90 days prior to the end of the year of its intention not to renew. Under the terms of the Employment Agreement, Dr. Winchester receives an annual base salary of $120,000.

Dr. Winchester is prohibited under his Employment Agreement from disclosing any of our confidential information (as defined in the agreement) during the term of his employment and any time thereafter, and following the termination of this agreement with us, from competing with us and directly or indirectly soliciting any of our customers, suppliers or employees for a period of one year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In October 2005, MedaSorb Delaware entered into an Investment Agreement with Margie Chassman pursuant to which she advanced us $1,000,000. The advance bore interest at the rate of 6% per annum. Pursuant to the terms of the Investment Agreement, on October 28, 2006, the $1,000,000 advance was converted into 1,000,000 shares of Series A Preferred Stock and warrants to purchase 400,000 shares of Common Stock at a price of $2.00 per share.

In consideration for funding the $1 million advance, Ms. Chassman and her designees were issued an aggregate of 10 million shares of Common Stock. These shares of Common Stock are subject to a 12-month lock-up agreement and a voting agreement entitling us to voting rights with respect to such shares until the earlier to occur of a transfer of those shares to an unrelated third party or the expiration of two years.

In connection with the sale of the Series A Preferred Stock and Warrants to the investors, Margie Chassman pledged certain securities held by her to the initial investors in our Series A Preferred Stock financing. Those investors may sell the pledged stock to ensure they do not suffer a loss on their investment in the first year following the date of their investment. In consideration of her pledge to these investors, we paid Ms. Chassman (i) $525,000 in cash, and (ii) five-year warrants to purchase 10% of the shares of Series A Preferred Stock and 10% of the Warrants sold to these investors for an exercise price equal to the price paid by the investors in the private placement.

In August 2003, in order to induce Guillermina Vega Montiel, a principal stockholder of ours, to make an additional investment in MedaSorb Delaware, we granted Ms. Montiel a perpetual royalty equal to three percent of all gross revenues received by us from sales of CytoSorbTM in the applications of sepsis, cardiopulmonary bypass surgery, organ donor, chemotherapy and inflammation control.

Joseph Rubin is a director of ours and performs legal services from time to time. At December 31, 2005, MedaSorb Delaware owed Mr. Rubin’s firm approximately $173,000 in respect of legal services provided by his firm to MedaSorb Delaware.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to us with respect to the beneficial ownership of Common Stock held of record as of October 25, 2006, by (1) all persons who are owners of 5% or more of our Common Stock, (2) each of our named executive officers (see “Summary Compensation Table”), (3) each director, and (4) all of our executive officers and directors as a group. Each of the stockholders can be reached at our principal executive offices located at 7 Deer Park Drive, Suite K, Monmouth Junction, New Jersey 08852.

	SHARES BENEFICIALLY OWNED[1]
	Number	Percent (%)
Beneficial Owners of more than 5% of Common Stock (other than directors and executive officers)
Margie Chassman(2)	9,825,000(2)	37.4%
Guillermina Montiel(3)	5,052,456	20.6%
Margery Germain(4)	2,000,000	8.2%
Robert Shipley (5)	1,487,700	5.8%
Directors and Executive Officers
Al Kraus(6)	1,725,725	7.0%
David Lamadrid	508,734	2.1%
Vince Capponi	418,086	1.7%
Joseph Rubin(7)	388,234	1.6%
James Winchester	52,519	*
Kurt Katz(8)	59,077	*
All directors and executive officers as a group (six persons)(9)	3,152,375	12.5%

*  Less than 1%.

1
Gives effect to the shares of Common Stock issuable upon the exercise of all options exercisable within 60 days of October 23, 2006 and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Percentage ownership is calculated based on 24,465,696 shares of Common Stock outstanding as of October 23, 2006.

2
Includes 630,000 shares of Common Stock ultimately issuable upon exercise and conversion of the Series A Preferred Stock and warrants underlying the warrant we issued Ms. Chassman upon the closing of our Series A Preferred Stock private placement, 800,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 400,000 shares of Common Stock issuable upon exercise of warrants. Margie Chassman is married to David Blech. Mr. Blech disclaims beneficial ownership of these shares. Since 1980 Mr. Blech has been a founder of companies and venture capital investor in the biotechnology sector. His initial venture investment, Genetic Systems Corporation, which he helped found and served as treasurer and a member of the board of directors, was sold to Bristol Myers in 1986 for $294 million of Bristol Myers stock. Other companies he helped found include DNA Plant Technology, Celgene Corporation, Neurogen Corporation, Icos Corporation, Incyte Pharmaceuticals, Alexion Pharmaceuticals and Neurocrine Biosciences. He was also instrumental in the turnaround of Liposome Technology, Inc. and Biotech General Corporation. In 1990 Mr. Blech founded D. Blech & Company, which, until it ceased doing business in September 1994, was a registered broker-dealer involved in underwriting biotechnology issues. In May 1998, David Blech pled guilty to two counts of criminal securities fraud, and, in September 1999, he was sentenced by the U.S. District Court for the Southern District of New York to five years’ probation, which was completed in September 2004. Mr. Blech also settled administrative charges by the Commission in December 2000 arising out of the collapse in 1994 of D. Blech & Co., of which Mr. Blech was President and sole stockholder. The settlement prohibits Mr. Blech from engaging in future violations of the federal securities laws and from association with any broker-dealer. In addition, the District Business Conduct Committee for District No.10 of NASD Regulation, Inc. reached a decision, dated December 3, 1996, in a matter styled District Business Conduct Committee for District No. 10 v. David Blech, regarding the alleged failure of Mr. Blech to respond to requests by the staff of the National Association of Securities Dealers, Inc. (“NASD”) for documents and information in connection with seven customer complaints against various registered representatives of D. Blech & Co. The decision found that Mr. Blech failed to respond to such requests in violation of NASD rules and that Mr. Blech should, therefore, be censured, fined $20,000 and barred from associating with any member firm in any capacity. Furthermore, Mr. Blech was discharged in bankruptcy in the United States Bankruptcy Court for the Southern District of New York in March 2000.

3	Includes 58,472 shares issuable upon exercise of stock options.

4	Includes 1,700,000 shares of Common Stock held directly by Ms. Germain and 300,000 shares of Common Stock held by her minor children.

5	Includes 320,392 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 661,293 shares of Common Stock issuable upon exercise of warrants and options.

6	Includes 332,094 shares of Common Stock issuable upon exercise of stock options pursuant to Mr. Kraus’s Employment Agreement described above.

7
Includes 2,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock and 303,970 shares of Common Stock issuable upon exercise of warrants and stock options. Does not include shares of Common Stock beneficially owned by Mr. Rubin’s spouse, as to which he disclaims beneficial ownership.

8	Includes 56,817 shares of Common Stock issuable upon exercise of stock options and warrants.

9	Includes an aggregate of 694,881 shares of Common Stock issuable upon exercise of stock options and warrants and conversion of Series A Preferred Stock.

SELLING STOCKHOLDERS

The following is a list of the selling stockholders who have the right to acquire the 17,086,181 shares of Common Stock covered by this prospectus upon the conversion of Series A Convertible Preferred Stock and exercise of warrants. Other than as set forth below, none of these selling stockholders hold or within the past three years have held, a position, office or other material relationship with us or our predecessors or affiliates. The selling stockholders may not convert preferred stock or exercise warrants if as a result thereof they would own in excess of 4.99% of our Common Stock.

The following table sets forth information concerning the selling stockholders, including the number of shares currently held and the number of shares offered by each selling shareholder. We have no knowledge of the intentions of any selling shareholder to actually sell any of the securities listed under the columns "Shares Offered."

	Before Offering			After Offering(3)
Name of Selling Stockholder	Number of Shares Owned(1)	Percentage Owned(2)	Number of Shares Offered	Number of Shares Owned(1)	Percentage Owned(2)

Alpha Capital Aktiengesellschaft	2,330,075(4)	4.99%	2,330,075(4)	0	*
Longview Fund, LP	6,990,225(5)	4.99%	6,990,225(5)	0	*
Platinum Partners Long Term Growth II, LLC	2,330,075(6)	4.99%	2,330,075(6)	0	*
Ellis International Ltd	582,519(7)	2.3%	582,519(7)	0	*
Margie Chassman (8)	10,908,000(9)	39.8%	2,913,000(9)	7,995,000	32.7%
Paul and Susan Ambrose	20,555(10)	*	18,264(10)	2,291	*
Henry A. Berkowitz Revocable Trust	115,861(11)	*	111,867(11)	3,994	*
Bongert and Mueller	12,621(12)	*	11,415(12)	1,206	*
Berkeley Bottjer 1999 Trust	33,993(13)	*	28,538(13)	5,455	*
David and Constance Clapp	93,960(14)	*	22,830(14)	71,130	*
Janet W. Devereux	40,468(15)	*	34,245(15)	6,223	*
Karl Eigsti 1999 Trust	33,993(16)	*	28,538(16)	5,455	*
Lisa Firenze	10,459(17)	*	9,121(17)	1,338	*
Edward B. Grier lll	126,523(18)	*	114,150(18)	12,373	*
Jo-Bar Enterprises, LLC	25,241(19)	*	22,830(19)	2,411	*
Rajinder Khullar	14,064(20)	*	12,557(20)	1,507	*
Harry Klaristenfeld	32,383(21)	*	28,766(21)	3,617	*
Michael Klausmeyer	187,623(22)	*	102,735(22)	84,888	*
Galba Anstalt	140,790(23)	*	114,150(23)	26,640	*
Patrick McNamara	75,460(24)	*	57,075(24)	18,385	*
Howard and Ellen Miller	98,434(25)	*	91,320(25)	7,114	*
Keith Mithoefer	32,465(26)	*	7,991(26)	24,474	*
Margaret Mithoefer	23,190(27)	*	5,708(27)	17,482	*
Peter Mithoefer	23,190(28)	*	5,708(28)	17,482	*
Newbridge International Pension Plan & Trust FBO John A. Jones	12,922(29)	*	11,415(29)	1,507	*
Patrick O'Leary	3,425(30)	*	3,425(30)	0	*
Vivek M Prabhaker	14,064(31)	*	12,557(31)	1,507	*
Barry D Romeril	48,399(32)	*	28,538(32)	19,861	*
Asher Rubin	5,013(33)	*	4,109(33)	904	*
Joseph Rubin (39)	390,942(34)	1.6%	5,708(34)	385,234	1.6%
Michael Seely	39,175(35)	*	11,415(35)	27,760	*
Robert Shipley (40)	1,921,431(36)	7.7%	914,319(36)	1,007,112	4.1%
James Stoner	8,356(37)	*	6,849(37)	1,507	*
Arnaldo Barros	129,150(38)	*	114,150(38)	15,000	*
_______________________
* Less than 1%.

(1)	Includes shares of Common Stock that the selling stockholder has the right to acquire beneficial ownership of within 60 days.

(2)	Based on 24,465,696 shares of Common Stock issued and outstanding on October 23, 2006.

(3)	This table assumes that each selling stockholder will sell all shares offered for sale by it under this prospectus. Stockholders are not required to sell their shares.

(4)
Includes 400,000 shares of Common Stock issuable upon exercise of warrants, 820,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 282,900, shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 827,125 shares representing our good faith estimate of additional shares of Common Stock potentially issuable to the selling stockholder in the event of adjustments to the conversion price of the Series A Preferred Stock and/or upon conversion of fees or penalties payable under the Series A Preferred Stock (collectively, “Adjustment Shares”). Konrad Ackermann, Director, exercises voting and dispositive control over these shares.

(5)
Includes 1,200,000 shares of Common Stock issuable upon exercise of warrants, 2,460,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 848,700 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 2,481,525 Adjustment Shares. Peter T. Benz, Chairman, exercises voting and dispositive control over these shares.

(6)
Includes 400,000 shares of Common Stock issuable upon exercise of warrants, 820,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 282,900 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 827,125 Adjustment Shares. Mark Nordlicht, General Manager, exercises voting and dispositive control over these shares.

(7)
Includes 100,000 shares of Common Stock issuable upon exercise of warrants, 205,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 70,725 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 206,794 Adjustment Shares. Wilhelm Ungar, Director, exercises voting and dispositive control over these shares.

(8)	Details of our relationships and transactions with Ms. Chassman are provided under “Certain Relationships and Related Transactions” on Page 30.

(9)
Includes 630,000 shares of Common Stock ultimately issuable upon exercise and conversion of the Series A Preferred Stock and warrants underlying the warrant we issued Ms. Chassman upon the closing of our Series A Preferred Stock private placement. In addition, includes 400,000 shares of Common Stock issuable upon exercise of warrants, 800,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 276,000 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 807,000 Adjustment Shares.

(10)
Includes 3,200 shares of Common Stock issuable upon exercise of warrants, 6,400 shares of Common Stock issuable upon conversion Series A Preferred Stock, 2,208 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 6,456 Adjustment Shares.

(11)
Includes 19,600 shares of Common Stock issuable upon exercise of warrants, 39,200 shares of Common Stock issuable upon conversion Series A Preferred Stock, 13,524 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 39,543 Adjustment Shares. Henry Berkowitz, Trustee, exercises voting and dispositive control over these shares.

(12)
Includes 2,000 shares of Common Stock issuable upon exercise of warrants, 4,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 1,380 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 4,035 Adjustment Shares. Heinz A. Bongart, Partner, exercises voting and dispositive control over these shares.

(13)
Includes 5,000 shares of Common Stock issuable upon exercise of warrants, 10,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 3,450 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 10,088 Adjustment Shares. Karl Eigsti, Trustee, exercises voting and dispositive control over these shares.

(14)
Includes 4,000 shares of Common Stock issuable upon exercise of warrants, 8,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 2,760 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 8,070 Adjustment Shares.

(15)
Includes 6,000 shares of Common Stock issuable upon exercise of warrants, 12,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 4,140 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 12,105 Adjustment Shares.

(16)
Includes 5,000 shares of Common Stock issuable upon exercise of warrants, 10,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 3,450 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 10,088 Adjustment Shares. Karl Eigsti, Trustee, exercises voting and dispositive control over these shares.

(17)
Includes 1,598 shares of Common Stock issuable upon exercise of warrants, 3,196 shares of Common Stock issuable upon conversion Series A Preferred Stock, 1,103 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 3,224 Adjustment Shares.

(18)
Includes 20,000 shares of Common Stock issuable upon exercise of warrants, 40,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 13,800 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 40,350 Adjustment Shares.

(19)
Includes 4,000 shares of Common Stock issuable upon exercise of warrants, 8,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 2,760 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 8,070 Adjustment Shares. Joel Stone, Managing Member, exercises voting and dispositive control over these shares.

(20)
Includes 2,200 shares of Common Stock issuable upon exercise of warrants, 4,400 shares of Common Stock issuable upon conversion Series A Preferred Stock, 1,518 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 4,439 Adjustment Shares.

(21)
Includes 5,040 shares of Common Stock issuable upon exercise of warrants, 10,080 shares of Common Stock issuable upon conversion Series A Preferred Stock, 3,478 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 10,168 Adjustment Shares.

(22)
Includes 18,000 shares of Common Stock issuable upon exercise of warrants, 36,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 12,420 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 36,315 Adjustment Shares.

(23)
Includes 20,000 shares of Common Stock issuable upon exercise of warrants, 40,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 13,800 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 40,350 Adjustment Shares. Thierry de Marignac exercises voting and dispositive control over these shares.

(24)
Includes 10,000 shares of Common Stock issuable upon exercise of warrants, 20,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 6,900 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 20,175 Adjustment Shares.

(25)
Includes 16,000 shares of Common Stock issuable upon exercise of warrants, 32,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 11,040 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 32,280 Adjustment Shares.

(26)
Includes 1,400 shares of Common Stock issuable upon exercise of warrants, 2,800 shares of Common Stock issuable upon conversion Series A Preferred Stock, 966 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 2,825 Adjustment Shares.

(27)
Includes 1,000 shares of Common Stock issuable upon exercise of warrants, 2,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 690 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 2,018 Adjustment Shares.

(28)
Includes 1,000 shares of Common Stock issuable upon exercise of warrants, 2,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 690 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 2,018 Adjustment Shares.

(29)
Includes 2,000 shares of Common Stock issuable upon exercise of warrants, 4,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 1,380 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 4,035 Adjustment Shares. John A. Jones, Trustee, exercises voting and dispositive control over these shares.

(30)
Includes 600 shares of Common Stock issuable upon exercise of warrants, 1,200 shares of Common Stock issuable upon conversion Series A Preferred Stock, 414 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 1,211 Adjustment Shares.

(31)
Includes 2,200 shares of Common Stock issuable upon exercise of warrants, 4,400 shares of Common Stock issuable upon conversion Series A Preferred Stock, 1,518 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 4,439 Adjustment Shares.

(32)
Includes 5,000 shares of Common Stock issuable upon exercise of warrants, 10,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 3,450 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 10,088 Adjustment Shares.

(33)
Includes 720 shares of Common Stock issuable upon exercise of warrants, 1,440 shares of Common Stock issuable upon conversion Series A Preferred Stock, 497 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 1,453 Adjustment Shares.

(34)
Includes 1,000 shares of Common Stock issuable upon exercise of warrants, 2,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 690 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 2,018 Adjustment Shares.

(35)
Includes 2,000 shares of Common Stock issuable upon exercise of warrants, 4,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 1,380 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 4,035 Adjustment Shares.

(36)
Includes 160,196 shares of Common Stock issuable upon exercise of warrants, 320,392 shares of Common Stock issuable upon conversion Series A Preferred Stock, 110,535 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 323,195 Adjustment Shares.

(37)
Includes 1,200 shares of Common Stock issuable upon exercise of warrants, 2,400 shares of Common Stock issuable upon conversion Series A Preferred Stock, 828 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 2,421 Adjustment Shares.

(38)
Includes 20,000 shares of Common Stock issuable upon exercise of warrants, 40,000 shares of Common Stock issuable upon conversion Series A Preferred Stock, 13,800 shares of Common Stock issuable upon conversion of Series A Preferred Stock dividends paid in kind, and 40,350 Adjustment Shares.

(39)	Joe Rubin a director of ours and from time to time renders legal services to us.

(40)	Robert Shipley was a director of MedaSorb Delaware prior to its merger with us on June 30, 2006.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock on behalf of the selling stockholders. As used in this prospectus, “selling stockholders” includes the pledges, donees, transferees or others who may later hold the selling stockholders’ interests. We have agreed to pay the costs and fees of registering the shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares, including attorneys’ fees.

The stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the stockholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of stockholders to include the pledgee, transferee or other successors in interest as stockholders under this prospectus.

The stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares and have agreed to indemnify the stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF SECURITIES

Our total authorized capital stock consists of 100,000,000 shares of Common Stock, par value $.001 per share and 100,000,000 shares of preferred stock, par value $.001 per share. We have designated 12,000,000 shares of our preferred stock as Series A 10% Cumulative Convertible Preferred Stock. As of October 23, 2006, there were issued and outstanding 24,465,696 shares of our Common Stock and 7,231,135 shares of our Series A Preferred Stock. The following description of our capital stock does not purport to be complete and is subject to and qualified by our Articles of Incorporation and By-laws, and by the provisions of applicable Nevada law.

Common Stock

Holders of our Common Stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors from time to time may determine. Holders of our Common Stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Cumulative voting with respect to the election of directors is not permitted by our Articles of Incorporation. Our Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding stock having prior rights on such distributions and payment of other claims of creditors.

Preferred Stock

Our Articles of Incorporation authorizes the issuance of shares of preferred stock in one or more series. Our Board of Directors has the authority, without any vote or action by the stockholders, to create one or more series of preferred stock up to the limit of our authorized but unissued shares of preferred stock and to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series and the relative participating, option or other special rights (if any), and any qualifications, preferences, limitations or restrictions pertaining to such series which may be fixed by the Board of Directors pursuant to a resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.

Series A 10% Cumulative Convertible Preferred Stock

We have designated 12,000,000 shares of our preferred stock as Series A 10% Cumulative Convertible Preferred Stock (“Series A Preferred Stock”), of which 7,231,135 shares were issued and outstanding as of October 23, 2006. Each share of Series A Preferred Stock has a stated value of $1.00, and is convertible at the holder’s option into that number of shares of our Common Stock equal to the stated value of such share of Series A Preferred Stock divided by an initial conversion price of $1.25. Upon the occurrence of a stock split, stock dividend, combination of our Common Stock into a smaller number of shares, issuance of any of our shares or other securities by reclassification of our Common Stock, merger or sale of substantially all of our assets, the conversion rate will be adjusted so that the conversion rights of the Series A Preferred Stock stockholders will be equivalent to the conversion rights of the Series A Preferred Stock stockholders prior to such event. In addition, in the event we sell shares of our Common Stock (or the equivalent thereof) following the issuance of shares of Series A Preferred Stock at a price of less than $1.25 per share, the conversion price of the shares of Series A Preferred Stock will be reduced to such lower price.

The Series A Preferred Stock bears a dividend of 10% per annum payable quarterly, at our election in cash or additional shares of our Series A Preferred Stock valued at the stated value thereof; provided, however, that we must pay the dividend in cash if an “Event of Default” as defined in the Certificate of Designation designating the Series A Preferred Stock has occurred and is then continuing. In addition, upon an Event of Default, the dividend rate increases to 20% per annum. An Event of Default includes, but is not limited to, the following:

•
the occurrence of “Non-Registration Events” including, the failure to cause a registration statement registering the shares of Common Stock underlying the Series A Preferred Stock and Warrants issued in connection therewith to be effective within 240 days following the closing of the private placement;

•	an uncured breach by us of any material covenant, term or condition in the Certificate of Designation or any of the related transaction documents; and

•	any money judgment or similar final process being filed against us for more than $100,000.

In the event of our dissolution, liquidation or winding up, the holders of the Series A Preferred Stock will receive, in priority over the holders of Common Stock, a liquidation preference equal to the stated value of such shares plus accrued dividends thereon.

The Series A Preferred Stock is not redeemable at the option of the holder but may be redeemed by us at our option following the third anniversary of the issuance of the Series A Preferred Stock for 120% of the stated value thereof plus any accrued but unpaid dividends upon 30 days' prior written notice, during which time the Series A Preferred Stock may be converted, provided a registration statement is effective under the Securities Act with respect to the Common Stock into which such Preferred is convertible and an Event of Default is not then continuing.

Holders of Series A Preferred Stock do not have the right to vote on matters submitted to the holders of our Common Stock.

The registration rights provided for in the subscription agreement we entered into with the purchasers of the Series A Preferred Stock:

•
require that we file a registration statement with the SEC on or before 120 days from the closing to register the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the Warrants, and cause such registration statement to be effective within 240 days following the closing; and

•
entitles each of these investors to liquidated damages in an amount equal to two percent (2%) of the purchase price of the Series A Preferred Stock if we fail to timely file that registration statement with, or have it declared effective by, the SEC.

The transaction documents we entered into with the purchasers of the Series A Preferred Stock also provide for various penalties and fees for breaches or failures to comply with provisions of those documents, such as the timely payment of dividends, delivery of stock certificates, and obtaining and maintaining an effective registration statement with respect to the shares of Common Stock underlying the Series A Preferred Stock and warrants sold in the offering.

In addition, the purchasers of our securities in our June 30, 2006 private placement have been provided with “full-ratchet” anti-dilution price protection, so that upon future issuances of our Common Stock or equivalents thereof, subject to specified customary exceptions, at a price below the conversion price of the Series A Preferred Stock and/or exercise price of the Warrants, such conversion price and/or exercise price will be reduced to such lower price, further diluting holders of our Common Stock.

Anti-Takeover Provisions

Certain anti-takeover provisions in our Certificate of Incorporation may make a change in control of the Company more difficult, even if a change in control would be beneficial to our stockholders. In particular, our board of directors will be able to issue up to 88,000,000 shares of preferred stock with rights and privileges that might be senior to our Common Stock, without the consent of the holders of our Common Stock, and has the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. Although the ability to issue preferred stock may provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire a majority of our outstanding voting stock.

TRANSFER AGENT

The transfer agent for our Common Stock is American Stock Transfer & Trust Company, located at 6201 15th Avenue, Brooklyn, New York 11219. American Stock Transfer & Trust Company’s telephone number is 718-921-8143.

COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

LEGAL MATTERS

The validity of the shares of Common Stock being offered hereby will be passed upon for us by Cane Clark, LLP, Las Vegas, Nevada.

EXPERTS

The audited financial statements of MedaSorb Delaware (formerly MedaSorb Technologies, LLC) for the fiscal years ended December 31, 2004 and 2005 included in and made a part of this document have been audited by WithumSmith+Brown P.C., independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC’s public reference rooms in Washington D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

We have filed a registration statement on Form SB-2 under the Securities Act with the SEC covering the Common Stock to be offered by the selling stockholders. As permitted by the rules and regulations of the SEC, this document does not contain all information set forth in the registration statement and exhibits thereto, all of which are available for inspection as set forth above. For further information, please refer to the registration statement, including the exhibits thereto. Statements contained in this document relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of that contract or other document filed as an exhibit to the registration statement or other document, and each statement of this type is qualified in all respects by that reference.

No person is authorized to give any information or make any representation not contained in this document. You should not rely on any information provided to you that is not contained in this document. This prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities described herein in any jurisdiction in which, or to any person to whom, it is unlawful to make the offer or solicitation. Neither the delivery of this document nor any distribution of shares of Common Stock made hereunder shall, under any circumstances, create any implication that there has not been any change in our affairs as of any time subsequent to the date hereof.

FINANCIAL STATEMENTS

Page

Consolidated Balance Sheets at June 30, 2006 (Unaudited) and December 31, 2005	F-2

Consolidated Statements of Operations for the three and six month
periods ended June 30, 2006 and 2005, and from inception to June 30, 2006 (Unaudited)	F-3

Consolidated Statements of Cash Flows in Stockholders’ Equity (Deficiency)
period from December 31, 2005 to June 30, 2006 (Unaudited)	F-4

Consolidated Statements of Cash Flows for the six month periods
ended June 30, 2006 and 2005, and from inception to June 30, 2006 (unaudited)	F-5

Notes to Financial Statements (unaudited)	F-7

Report of Independent Accounting Firms	F-13

Consolidated Balance Sheets at December 31, 2005
and December 31, 2004	F-15

Consolidated Statements of Operations for the years ended December 31, 2005 and 2004,
and from inception to December 31, 2005	F-16

Consolidated Statements of Cash Flows in Stockholders’ Equity (Deficiency)
period from inception to December 31, 2005	F-17

Consolidated Statements of Cash Flows for the for the years ended
December 31, 2005 and 2004, and from inception to December 31, 2005	F-22

Notes to Financial Statements	F-24

Pro Forma Financial Statements	F-35

MEDASORB TECHNOLOGIES CORPORATION
(a development stage company)

	CONSOLIDATED BALANCE SHEETS
	June 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS

Current Assets:
Cash and cash equivalents	$4,858,633	$707,256
Prepaid expenses and other current assets	109,948	19,261

Total current assets	4,968,581	726,517

Property and equipment - net	428,609	553,657

Other assets	180,246	181,307

Total long-term assets	608,855	734,964

Total Assets	$5,577,436	$1,461,481

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:
Accounts payable	$2,281,403	$1,802,788
Accrued expenses and other current liabilities	353,800	412,646
Accrued interest	50,000	1,056,960
Stock subscribed	--	399,395
Convertible notes payable	1,000,000	3,429,899

Total current liabilities	3,685,203	7,101,688

Long-term liabilities:
-
Convertible notes payable	--	4,120,000

Total long-term liabilities	--	4,120,000

Total liabilities	3,685,203	11,221,688

Stockholders Equity/(Deficiency):
Common Stock, Par Value $0.001, 100,000,000 and 300,000,000
authorized at June 30, 2006 and December 31, 2005,
shares respectively, 24,090,929 and 4,829,120 shares
issued and outstanding, respectively	24,091	4,829
10% Series A Preferred Stock, Par Value $0.001, 100,000,000 and -0-
shares authorized at June 30, 2006 and December 31,
2005, respectively, 5,250,000 and -0- shares issued
and outstanding, respectively	5,250	--
Additional paid-in capital	67,048,270	49,214,431
Deficit accumulated during the development stage	(65,185,378)	(58,979,467

Total stockholders' equity (deficiency)	1,892,233	(9,760,207

Total Liabilities and Stockholders' Equity (Deficiency)	$5,577,436	$1,461,481

See accompanying notes to consolidated financial statements.

			MEDASORB TECHNOLOGIES CORPORATION
				(a development stage company)

			CONSOLIDATED STATEMENTS OF OPERATIONS

	Period from
	January 22,1997
	(date of inception) to	Six months ended June 30,		Three months ended June 30,
	June 30, 2006	2006	2005	2006	2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue	$--	$--	$--	$--	$--

Expenses:

Research and development	40,269,493	488,194	767,389	199,213	330,711
Legal, financial and other consulting	5,950,137	603,003	375,842	218,465	293,917
General and administrative	19,511,274	301,543	351,969	163,768	149,831
Change in fair value of management and incentive units	(6,055,483)	--	--	--	--

Total expenses	59,675,421	1,392,740	1,495,200	581,446	774,459

Gain on disposal of property and equipment	(21,663)	--	(1,000)	--	(1,000)
Gain on extinguishment of debt	(175,000)	--	(175,000)	--	(175,000)
	--	--		--	--
Interest expense, net	5,706,620	4,813,171	352,443	4,609,088	186,149
Net loss	$(65,185,378)	$(6,205,911)	$(1,671,643)	$(5,190,534)	$(784,608)

Basic and diluted net loss per common share		$(1.20)	$(0.35)	$(0.96)	$(0.16)

Weighted average number of shares of
common stock outstanding		5,188,416	4,748,442	5,380,281	4,814,308

See accompanying notes to consolidated financial statements

	MEDASORB TECHNOLOGIES CORPORATION
	(a development stage company)

	CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

Period from December 31, 2005 to June 30, 2006

						Deficit
						Accumulated
					Additional	During the	Total
	Common Stock		Preferred Stock		Paid-In	Development	Stockholders'
	Shares	Par value	Shares	Par Value	Capital	Stage	Equity (Deficit)

Balance at December 31, 2005	4,829,120	$4,829	--	$--	$49,214,431	$(58,979,467)	$(9,760,207)

Issuance of common stock for stock subscribed	240,929	241	--	--	799,644	--	799,885

Issuance of common stock to investor group for price
protection settlement	100,000	100	--	--	(100)	--	--

Issuance of stock options to employees and directors	--	--	--	--	46,919	--	46,919

Issuance of preferred stock	--	--	5,250,000	5,250	5,244,750	--	5,250,000

Cost of raising capital associated with
issuance of preferred stock	--	--	--	--	(620,563)	--	(620,563)

Shares held by original stockholders of Parent immediately prior
to merger	3,750,000	3,750	--	--	(3,750)	--	--

Conversion of convertible debt, related accrued interest
and shares to induce conversion into common stock	5,170,880	5,171	--	--	11,376,939	--	11,382,110

Issuance of common stock in consideration for
funding $1,000,000 convertible note payable per terms of
merger transaction.	10,000,000	10,000	--	--	990,000	--	1,000,000

Net loss	--	--	--	--	--	(6,205,911)	(6,205,911)

Balance at June 30, 2006 (Unaudited)	24,090,929	$24,091	5,250,000	$5,250	$67,048,270	$(65,185,378)	$1,892,233

See accompanying notes to consolidated financial statements.

	MEDASORB TECHNOLOGIES CORPORATION
	(a development stage company)

	CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period from
	January 22,1997	Six months	Six months
	(date of inception) to	ended	ended
	June 30, 2006	June 30, 2006	June 30, 2005
	(Unaudited)	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net loss	$(65,185,378)	$(6,205,911)	$(1,671,643)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued as inducement to convert
convertible notes payable and accrued interest	3,351,961	3,351,961	--
Issuance of stock options	46,919	46,919	--
Depreciation and amortization	1,918,861	127,762	135,911
Amortization of debt discount	1,000,000	1,000,000	--
Gain on disposal of property and equipment	(21,663)	--	(1,000)
Gain on extinguishment of debt	(175,000)	--	(175,000)
Abandoned patents	184,903	1,347	--
Bad debts - employee advances	255,882	--	--
Contributed technology expense	4,550,000	--	--
Consulting expense	237,836	--	--
Management unit expense	1,334,285	--	--
Expense for issuance of warrants	468,526	--	--
Expense for issuance of options	247,625	--	--
Amortization of deferred compensation	74,938	--	--
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(381,496)	(90,687)	44,870
Other assets	(51,163)	--	--
Accounts payable and accrued expenses	3,639,670	419,749	513,044
Accrued interest expense	1,873,103	473,310	355,495

Net cash used in operating activities	(46,630,191)	(875,550)	(798,323)

Cash flows from investing activities:
Proceeds from sale of property and equipment	32,491	--	32,491
Purchases of property and equipment	(2,199,094)	--	--
Patent costs	(331,556)	(3,000)	(18,183)
Loan receivable	(1,632,168)	--	--

Net cash provided by (used in) investing activities	(4,130,327)	(3,000)	14,308

Cash flows from financing activities:
Proceeds from issuance of common stock	400,490	400,490	--
Proceeds from issuance of preferred stock	4,629,437	4,629,437	--
Equity contributions - net of fees incurred	41,711,198	--	--
Proceeds from borrowings	8,378,631	--	806,582
Proceeds from subscription receivables	499,395	--	--

Net cash provided by financing activities	55,619,151	5,029,927	806,582

Net increase in cash and cash equivalents	4,858,633	4,151,377	22,567

Cash and cash equivalents - beginning of period	--	707,256	16,749

Cash and cash equivalents - end of period	$4,858,633	$4,858,633	$39,316

Supplemental disclosure of cash flow information:

Cash paid during the period for interest	$511,780	$--	$--

Supplemental schedule of noncash investing and financing activities:

Note payable principal and interest conversion to equity	$9,201,714	$8,030,149	$51,565

Issuance of member units for leasehold improvements	$141,635	$--	$--

Issuance of management units in settlement of cost of raising capital	$437,206	$--	$--

Change in fair value of management units for cost of raising capital	$278,087	$--	$--

Exchange of loan receivable for member units	$1,632,168	$--	$--

Issuance of equity in settlement of accounts payable	$836,319	$--	$836,319

Issuance of common stock in exchange for stock subscribed	$399,395	$399,395	$--

Costs paid from proceeds in conjunction with issuance preferred stock	$620,563	$620,563	$--

During the six months ended June 30, 2006, the Company issued 10,000,000 shares
of common stock in consideration for funding $1,000,000 convertible note payable.	$1,000,000	$1,000,000	$--

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
(UNAUDITED)
June 30, 2006

1.  BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the requirements of Form 10-QSB and Item 310 of Regulation S-B of the Securities and Exchange Commission (the Commission) and include the results of MedaSorb Technologies Corporation (the Parent), formerly known as Gilder Enterprises, Inc., and MedaSorb Technologies, Inc., its wholly-owned subsidiary (the Subsidiary), collectively referred to as “the Company.” Accordingly, certain information and footnote disclosures required in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. Interim statements are subject to possible adjustments in connection with the annual audit of the Company's accounts for the year ended 2006. In the opinion of the Company’s management, the accompanying unaudited consolidated financial statements contain all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for the fair presentation of the Company's consolidated financial position as of June 30, 2006 and the results of its operations and cash flows for the six and three month periods ended June 30, 2006 and 2005. Results for the six and three months ended are not necessarily indicative of results that may be expected for the entire year. The unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements of the Company and the notes thereto as of and for the year ended December 31, 2005 as included in the Company’s Form 8-K filed with the Commission July 6, 2006.

On June 30, 2006, pursuant to an Agreement and Plan of Merger, by and among the Parent, MedaSorb Technologies, Inc., a Delaware corporation (formerly known as MedaSorb Corporation) (“MedaSorb Delaware”) and the Subsidiary (formerly known as MedaSorb Acquisition Inc.), MedaSorb Delaware merged (the “Merger”) with the Subsidiary, and the stockholders of MedaSorb Delaware became stockholders of the Parent. The business of the Subsidiary (the business conducted by MedaSorb Delaware prior to the Merger) is now the Company’s only business.

In connection with the merger (i) the former stockholders of MedaSorb Delaware were issued an aggregate of 20,340,929 shares of Common Stock of the Parent in exchange for the same number of shares of common stock of MedaSorb Delaware previously held by such stockholders, (ii) outstanding warrants and options to purchase a total of 1,697,648 shares of the common stock of MedaSorb Delaware were cancelled in exchange for warrants and stock options to purchase the same number of shares of the Parent’s Common Stock at the same exercise prices and otherwise on the same general terms as the options and warrants that were cancelled, and (iii) certain providers of legal services to MedaSorb Delaware who previously had the right to be issued approximately 997,000   shares of MedaSorb Delaware common stock as payment toward accrued legal fees, became entitled to instead be issued the same number of shares of the Parent’s Common Stock as payment toward such services. Immediately prior to the Merger, after giving effect to a share cancellation transaction effected by the former principal stockholder of the Parent, the Parent had outstanding 3,750,000 shares of Common Stock and no warrants or options to purchase Common Stock.

For accounting purposes, the Merger is being accounted for as a reverse merger, since the Parent was a shell company prior to the Merger, the former stockholders of MedaSorb Delaware now own a majority of the issued and outstanding shares of the Parent’s Common Stock, and directors and executive officers of MedaSorb Delaware became the Parent’s directors and executive officers. Accordingly, MedaSorb Delaware is treated as the acquiror in the Merger, which is treated as a recapitalization of MedaSorb Delaware, and the pre-merger financial statements of MedaSorb Delaware are now deemed to be the historical financial statements of the Parent. Accordingly, the accompanying balance sheets reflect 300,000,000 authorized shares of common stock at December 31, 2005, the authorized capital of MedaSorb Delaware at such time, and Parent's authorized capital of 100,000,000 shares of common stock and 100,000,000 shares of preferred stock at June 30, 2006. Historical information described in this report refers to the operations of MedaSorb Delaware prior to the merger.
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced negative cash flows from operations since inception and has a deficit accumulated during the development stage at June 30, 2006 of $65,185,378. The Company is not currently generating revenue and is dependent on the proceeds of present and future financings to fund its research, development and commercialization program. The Company is continuing its fund-raising efforts.  Although the Company has been successful in raising additional equity and debt financing, there can be no assurance that the Company will be successful in raising additional capital in the future or that it will be on favorable terms.  Furthermore, if the Company is successful in raising the additional financing, there can be no assurance that the amount will be sufficient to complete the Company's plans. These consolidated financial statements do not include any adjustments related to the outcome of this uncertainty.

The Company is a development stage company and has not yet generated any revenues. Since inception, the Company's expenses relate primarily to research and development, organizational activities, clinical manufacturing, regulatory compliance and operational strategic planning.  Although the Company has made advances on these matters, there can be no assurance that the Company will continue to be successful regarding these issues, nor can there be any assurance that the Company will successfully implement its long-term strategic plans.

The Company has developed an intellectual property portfolio, including 21 issued and 5 pending patents, covering materials, methods of production, systems incorporating the technology and multiple medical uses.

2.  PRINCIPAL BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Nature of Business
The Company, through its subsidiary, is engaged in the research, development and commercialization of medical devices with its platform blood purification technology incorporating a proprietary adsorbent polymer technology.  The Company is focused on developing this technology for multiple applications in the medical field, specifically to provide improved blood purification for the treatment of acute and chronic health complications associated with blood toxicity. As of June 30, 2006, the Company has not commenced commercial operations and, accordingly, is in the development stage.  The Company has yet to generate any revenue and has no assurance of future revenue.

Principles of Consolidation
The consolidated financial statements include the accounts of the Parent, MedaSorb Technologies Corporation, and its wholly-owned subsidiary, MedaSorb Technologies, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

Development Stage Corporation
The accompanying consolidated financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises."

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment
Property and equipment are recorded at cost less accumulated depreciation. Depreciation of property and equipment is provided for by the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of their economic useful lives or the term of the related leases. Gains and losses on depreciable assets retired or sold are recognized in the statements of operations in the year of disposal. Repairs and maintenance expenditures are expensed as incurred.

Patents
Legal costs incurred to establish patents are capitalized. When patents are issued, capitalized costs are amortized on the straight-line method over the related patent term. In the event a patent is abandoned, the net book value of the patent is written off.

Impairment or Disposal of Long-Lived Assets
The Company assesses the impairment of patents and other long-lived assets under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” whenever events or changes in circumstances indicate that the carrying value may not be recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value.

Research and Development
All research and development costs, payments to laboratories and research consultants are expensed when incurred.

Income Taxes
Income taxes are accounted for under the asset and liability method prescribed by SFAS No. 109, “Accounting for Income Taxes.” Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized. Under Section 382 of the internal revenue code the net operating losses generated prior to the reverse merger may be limited due to the change in ownership.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Concentration of Credit Risk
The Company maintains cash balances, at times, with financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation. Management monitors the soundness of these institutions and considers the Company’s risk negligible.

Financial Instruments
The carrying values of prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values due to their short-term nature. Convertible notes payable approximate their fair value based upon the borrowing rates available for the nature of the underlying debt.

Stock-Based Compensation
Through December 31, 2005, the Company has accounted for its stock compensation plans under the recognition and measurement principles of Accounting Principles Opinion (APB) No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Under APB No. 25, no compensation cost was generally recognized for fixed stock options in which the exercise price is greater than or equal to the market price on the grant date. Through December 31, 2005, the Company had not adopted the recognition requirements of Statement of Financial Accounting Standards (“SFAS”) No. 123, “ Accounting for Stock-Based Compensation”, for employees and directors and, accordingly, has made all pro forma disclosures required. The Company adopted the requirements of SFAS No. 123 and EITF Issue No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods and Services” with regard to non-employees. Each option granted is valued at fair market value on the date of grant. Had compensation cost for options granted to employees and directors been determined consistent with SFAS No. 123, the Company's pro forma net loss would have been as follows:

	Six Months	Three Months
	Ended	Ended
	June 30,	June 30,
	2005	2005
Net Loss
As reported	$1,671,643	$784,608
Pro forma	$1,671,643	$784,608

Net Loss per Share:
Basic and diluted, as reported	$0.35	$0.16
Basic and diluted, proforma	$0.35	$0.16

Under SFAS No. 123, the fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (1) expected lives of five-ten years, (2) dividend yield of 0%, (3) risk-free interest rates ranging from 3.25% - 5.63%, and (4) volatility percentage of 0.01%.

Effective January 1, 2006, the Company has adopted the recognition requirements of Statement of Financial Accounting Standards (“SFAS”) No. 123, “ Accounting for Stock-Based Compensation”, for employees and directors. The adoption of SFAS No. 123(R) did not have an effect on the previously issued financial statements.

Effects of Recent Accounting Pronouncements
In December 2004, the FASB issued SFAS No. 153, "Exchanges of Non-monetary Assets - an amendment of APB Opinion No. 29." The statement addresses the measurement of exchanges of non-monetary assets and eliminates the exception from fair value measurement for non-monetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for non-monetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Effective January 1, 2006, the Company has adopted SFAS No. 153. The adoption of SFAS No. 153 did not have an effect on the previously issued financial statements.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This statement replaces APB No. 20 and SFAS No. 3 and changes the requirements for the accounting and reporting of a change in accounting principle. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of voluntary changes in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 did not have an effect on the previously issued financial statements.

In February 2006, the FASB issued SFAS No. 155,”Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140,” to simplify and make more consistent the accounting for certain financial instruments. Specifically, SFAS No. 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, Accounting for the Impairment or Disposal of Long-Lived Assets, to allow a qualifying special-purpose entity (SPE) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The Company is currently evaluating this pronouncement for its potential impact on the results of operations or financial position of the Company.

In July 2006, FASB has published FASB Interpretation No. 48 (FIN No. 48), Accounting for Uncertainty in Income Taxes, to address the noncomparability in reporting tax assets and liabilities resulting from a lack of specific guidance in SFAS No. 109, Accounting for Income Taxes, on the uncertainty in income taxes recognized in an enterprise’s financial statements.  FIN No. 48 will apply to fiscal years beginning after December 15, 2006, with earlier adoption permitted.  The adoption of FIN No. 48 is not expected to have a material effect on the Company’s financial condition or results of operations.

3. CONVERTIBLE NOTES PAYABLE

From time to time during the period of 2003 until June 30, 2006, MedaSorb Delaware issued convertible notes to various investors in the aggregate principal amount of $6,549,900 bearing interest at a rate of 12% per annum, and convertible into common stock at exercise prices ranging from $3.32 per share to $6.64 per share. All of these Notes along with $1,480,270 in accrued interest, were converted into equity upon the closing of the reverse merger (see Note 1). In connection with this conversion the Parent issued 5,170,880 shares of Common Stock and 5 year warrants to purchase a total of 816,691 shares of Common Stock at a price of $4.98 per share, which includes 3,058,141 shares issued as partial inducement for conversion of Notes. The inducement shares were valued at $3,351,961 and is included as a charge to interest expense and included in the consolidated statements of operations for the six months ended June 30, 2006.

Separately, in 2005 the Company received a $1 million bridge loan in anticipation of the reverse merger transaction (see Note 1) which closed in June of 2006. The loan bears interest at 6% per annum, repayable in cash or, at the option of the Noteholder, converted into the Preferred Stock and Warrants of the Parent, which were sold in the current offering (see Note 4 Private Placement Offering). The loan and accrued interest is due and payable on December 31, 2006 or due immediately, as a result of the Company meeting certain contingencies included in the debt agreement. In consideration for funding the loan, assisting in arranging the merger transaction and concurrent offering, the Noteholder was also issued 10 million shares of common stock. The issuance of common stock associated with the convertible note resulted in the Company recording a debt discount charge in the amount of $1,000,000. The terms of the agreement provided the note to be due currently, therefore, the Company has amortized the debt discount entirely, resulting in a charge to the consolidated statements of operations for the six months ended in the amount of $1,000,000.

4.  STOCKHOLDERS' EQUITY

During the six months ended June 30, 2006 the Company received approximately $400,000 from an existing investor. For this investment as well as approximately $399,000 received in stock subscriptions during 2005, the Company issued 240,929 shares of common stock and five year warrants to purchase approximately 240,929 shares of common stock at an exercise price of $4.98. The investors who participated in this offering have the option to exchange their shares and warrants for the equivalent dollar amount of preferred stock sold in the private placement described below.

During the six months ended June 30, 2006, the Company issued 100,000 shares of common stock to resolve a price protection provision with an existing investor group.

On June 30, 2006, immediately following the closing of the reverse merger, the Company completed an initial closing of a $5.25 million private placement. For this investment the Parent issued 5,250,000 shares of 10% Series A Preferred Stock and five year warrants to purchase 2,100,000 shares of common stock at an initial price of $2.00 per share. The preferred shares are initially convertible into common stock at a rate of $1.25 per share subject to certain adjustments. In connection with the private placement, the Company incurred costs associated with raising capital in the amount of $620,563. Both the conversion price of the Series A Preferred Stock and the exercise price of the warrants are subject to “full-ratchet” anti-dilution provisions, so that upon future issuances of common stock or equivalents thereof, subject to specified customary exceptions, at a price below the conversion price of the Series A Preferred Stock and/or exercise price of the warrants, such conversion price and/or exercise price will be reduced to such lower price.

During the six months ended June 30, 2006, the Company issued 2,112,739 shares of common stock in exchange for the conversion of convertible notes payable and related accrued interest amounting to $7,980,170. In addition, the note holders also received 3,058,141 shares of common stock as an inducement to convert said debt. An inducement charge has been included in the consolidated statements of operations (see Note 3).

During the six months ended June 30, 2006, the Company issued 10,000,000 shares of common stock to an existing bridge loan holder in consideration for funding a $1,000,000 loan, and assisting in arranging the merger transaction and concurrent offering.

During the six months ended June 30, 2006, the Company granted options to purchase 106,756 shares of common stock to employees and directors resulting in compensation expense of $46,919.

The summary of the stock option activity for the six months ended June 30, 2006 is as follows:

			Weighted
		Weighted	Average
		Average	Remaining
		Exercise	Contractual
	Shares	per Share	Life (Years)
Outstanding, January 1, 2006	512,247	$27.49	5.7
Granted	106,756	1.25	10.0
Cancelled	--	--	--
Exercised	--	--	--
Outstanding, June 30, 2006	619,003	$22.96	6.4

The summary of the status of the Company’s non-vested options for the six months ended June 30, 2006 is as follows:

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Non-vested, January 1, 2006	1,105	$0.00
Granted	106,756	$0.48
Cancelled	--	--
Vested	(96,757)	$0.48
Exercised	--	--
Non-vested, June 30, 2006	11,104	$0.43

As of June 30, 2006, approximately $4,800 of total unrecognized compensation cost related to stock options is expected to be recognized over a weighted average period of 1.46 years.

As of June 30, 2006, the Company has the following warrants to purchase common stock outstanding:

Number of Shares	Warrant Exercise	Warrant
To be Purchased	Price per Share	Expiration Date
1,206	$41.47	January 9, 2007
25,995	$19.91	February 8, 2007
603	$41.47	February 24, 2007
2,652	$41.47	May 30, 2007
15,569	$6.64	March 31, 2010
240,929	$4.98	March 31, 2011
816,691	$4.98	June 30, 2011
2,100,000	$2.00	June 30, 2011

As of June 30, 2006, the Company has the following warrant to purchase preferred stock outstanding:

Number of	Warrant Exercise	Warrant
Shares to be	Price per	Expiration
Purchased	Preferred Share	Date
525,000	$1.00	June 30, 2011

If the holder of warrants for preferred stock exercises in full, the holder will receive additional 5 year warrants to purchase a total of 210,000 shares of common stock at $2.00 per share.

5.  COMMITMENTS AND CONTINGENCIES

The Company is involved in various claims and legal actions. Management is of the opinion that these claims and legal actions have no merit, but may have a material adverse impact on the consolidated financial position of the Company and/or the results of its operations.   Aside from normal trade creditor claims, the Company is involved with various claims and a legal action relating to its technology.  Management is of the opinion that these claims and legal action have no merit, but may have a material adverse impact on the consolidated financial position of the Company and/or the results of its operations.  In January 2003 the Company was sued by Brotech Corp. (Purolite International, Ltd.) claiming co-inventorship and/or joint ownership of some of the Company’s patents.  Recently Purolite expanded its claims, to allege that they are the sole owner of these patents and are seeking equitable relief and monetary damages.  The Company has filed a motion for summary judgment.  At the same time the parties have engaged in ongoing efforts to settle the case.  In addition, the Court ordered mediation with a magistrate judge and there has been some progress in seeking a resolution of the litigation, but there has still not been agreement on all issues and at this time there can be no assurance that the parties will be able to reach an accord. If the case is not settled, the Court will decide on the Company’s summary judgment motion.  If the motion is denied, the Company expects the matter will go to trial within a few months thereafter. As of the date of the consolidated financial statements, the outcome of the case could not be determined and the damages, if any, could not be reasonably estimated. Accordingly, a loss contingency has not been accrued.

A former employee of the Company has initiated a legal action against the Company seeking reimbursement of certain claimed expenses. The matter is under legal review by Company counsel. As of the date of the consolidated financial statements, the outcome of the case could not be determined and the financial impact, if any, could not be reasonably estimated. Accordingly, a loss contingency has not been accrued.

The Company has employment agreements with certain key executives through July 2008. One of these agreements provides for an additional bonus payment based on achieving specific milestones as defined in the agreement, however, as of the date of this report, these milestones have not been met. Furthermore, this agreement includes an anti-dilution provision whereby the employee is granted options for the right to obtain 5% of the outstanding stock of the Company on a fully diluted basis.

In an agreement dated August 11, 2003 an existing investor agreed to make a $4 million equity investment in the Company. These amounts were received by the Company in 2003. In connection with this agreement the Company granted the investor a future royalty of 3% on all gross revenues received by the Company from the sale of its CytoSorb device. The Company has not generated any revenue from this product and has not incurred any royalty costs through June 30, 2006. The amount of future revenue subject to the royalty agreement could not be reasonably estimated nor has a liability been incurred, therefore, an accrual for royalty payments has not been included in the consolidated financial statements.

In connection with the closing of the private placement, the Company agreed to make a short-term advance, due on demand, to one of its majority stockholders in the amount of $500,000 bearing interest at the rate of 6 percent per annum, the repayment of which may be offset against amounts owed by the Company to the stockholder under the $1,000,000 advance previously made to the Company. The short-term advance, if any, will be secured by a pledge of publicly-traded securities with a market value equal to $500,000.

6. NET LOSS PER SHARE

Basic earnings per share and diluted earnings per share for the six and three months ended June 30, 2006 and 2005 have been computed by dividing the net loss for each respective period by the weighted average number of shares outstanding during that period. All outstanding warrants and options at June 30, 2006 and 2005, respectively, have been excluded from the computation of diluted EPS as they are anti-dilutive.

7.  SUBSEQUENT EVENTS

In anticipation of a settlement that has been agreed to by the Company and Purolite International, Ltd. which is being circulated for signature, the court has dismissed the action. The settlement agreement, by its terms requires court approval and it is expected that it will be submitted for approval shortly. Under the terms of the settlement, the action has been concluded without any admission of wrongdoing by the Company; the Company’s exclusive rights to the disputed patent properties has been confirmed as well as the Company’s right to continue to employ the disputed trade secrets and the services of certain scientists who have been acting as consultants for both the Company and Purolite. The Company has agreed to pay royalties of 2.5% to 5% on the sale of certain of its products if and when those products are sold commercially. The amount of future revenue subject to the royalty agreement could not be reasonably estimated nor has a liability been incurred, therefore, an accrual for royalty payments has not been included in the consolidated financial statements.

In August 2006, the Parent changed its name from Gilder Enterprises, Inc. to MedaSorb Technologies Corporation.

WithumSmith+Brown
A Professional Corporation
Certified Public Accountants and Consultants

120 Albany Street
Suite 201
New Brunswick, New Jersey 08901 USA
732 828 1614 . fax 732 828 5156
www.withurn.com

Additional Offices in New Jersey
and Pennsylvania

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders,
Medasorb Corporation:

We have audited the accompanying balance sheets of Medasorb Corporation (a development stage company), as of December 31, 2005 and 2004, and the related statements of operations, stockholders’ equity and cash flows for the years then ended and the cumulative period from January 1, 2001 to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medasorb Corporation as of December 31, 2005 and 2004 and the results of its operations and cash flows for the years then ended and the cumulative period from January 1, 2001 to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring net losses and negative cash flows from operations and has a working capital deficiency. These matters raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ WithumSmith+Brown P.C.

New Brunswick, New Jersey
March 30, 2006

Report of Independent Public Accountants

To the Board of Directors and Stockholders,
Medasorb Corporation:

We have audited the accompanying balance sheets of Medasorb Corporation (a development stage company), as of December 31, 2000 and 1999, and the related statements of operations, changes in members’ equity and cash flows for the period from inception (January 22, 1997) through December 31, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Medasorb Corporation as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the period from inception (January 22, 1997) to December 31, 2000, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen, LLP

New York, New York
December 27, 2001

MEDASORB CORPORATION
(a development stage company)

BALANCE SHEETS

December 31,	2005	2004

ASSETS

Current Assets:
Cash and cash equivalents	$707,256	$16,749
Prepaid expenses and other current assets	19,261	61,159

Total current assets	726,517	77,908

Property and equipment - net	553,657	820,321

Other assets	181,307	349,898
Total long-term assets	734,964	1,170,219

Total Assets	$1,461,481	$1,248,127

LIABILITIES AND STOCKHOLDERS'/MEMBERS' DEFICIENCY

Current Liabilities:
Accounts payable	$1,802,788	$2,284,050
Accrued expenses and other current liabilities	412,646	167,038
Accrued interest	1,056,960	298,933
Stock subscribed	399,395	--
Convertible notes payable	3,429,899	1,346,050

Total current liabilities	7,101,688	4,096,071

Long-term liabilities:
Convertible notes payable	4,120,000	4,120,000

Total liabilities	11,221,688	8,216,071

Stockholders' Deficiency:

Common Stock, Par Value $0.001, 300,000,000 shares
authorized, 4,829,120 shares issued and outstanding	4,829	--
Additional paid-in capital	49,214,431	--
Contributions by members	--	48,345,927
Deficit accumulated during the development stage	(58,979,467)	(55,313,871)

Total stockholders' deficiency	(9,760,207)	(6,967,944)

Total Liabilities and Stockholders' Deficiency	$1,461,481	$1,248,127

See accompanying notes to consolidated financial statements

MEDASORB CORPORATION
(a development stage company)

STATEMENTS OF OPERATIONS

	Period from
	January 22, 1997
	(date of inception) to	Year ended	Year ended
	December 31,	December 31,	December 31,
	2005	2005	2004

Revenue	$--	$--	$--

Expenses:

Research and development	39,779,967	1,526,743	2,367,407
Legal, financial and other consulting	5,347,134	948,209	948,079
General and administrative	19,198,981	635,960	705,372
Change in fair value of management and incentive units	(6,055,483)	(14,551)	(3,488,993)

Total expenses	58,270,599	3,096,361	531,865

Other (income) expenses:
Gain on disposal of property and equipment	(21,663)	(21,663)	--
Gain on extinguishment of debt	(175,000)	(175,000)	--
Interest expense, net	905,531	765,898	564,818

Total other (income) expense	708,868	569,235	564,818

Net loss	$(58,979,467)	$(3,665,596)	$(1,096,683)

See accompanying notes to consolidated financial statements

MEDASORB CORPORATION
(a development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

Period from January 22, 1997 (date of inception) to December 31, 2005

						Deficit
						Accumulated
	Members'				Additional	During the	Total
	Equity	Deferred	Common Stock		Paid-In	Development	Stockholders'
	(Deficiency)	Compensation	Shares	Par value	Capital	Stage	Equity (Deficit)
Balance at January 22, 1997 (date of inception)	$--	$--	--	$--	$--	$--	$--

Equity contributions	1,143,487	--	--	--	--	--	1,143,487

Subscriptions receivable	440,000	--	--	--	--	--	440,000

Technology contribution	4,550,000	--	--	--	--	--	4,550,000

Net loss	--	--	--	--	--	(5,256,012)	(5,256,012)

Balance at December 31, 1997	6,133,487	--	--	--	--	(5,256,012)	877,475

Equity contributions	2,518,236	--	--	--	--	--	2,518,236

Options issued to consultants	1,671	--	--	--	--	--	1,671

Subscriptions receivable	50,000	--	--	--	--	--	50,000

Net loss	--	--	--	--	--	(1,867,348)	(1,867,348)

Balance at December 31, 1998	8,703,394	--	--	--	--	(7,123,360)	1,580,034

See accompanying notes to consolidated financial statements

MEDASORB CORPORATION
(a development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

Period from January 22, 1997 (date of inception) to December 31, 2005
						Deficit
						Accumulated
	Members'				Additional	During the	Total
	Equity	Deferred	Common Stock		Paid-In	Development	Stockholders'
	(Deficiency)	Compensation	Shares	Par value	Capital	Stage	Equity (Deficit)
Equity contributions	1,382,872	--	--	--	--	--	1,382,872

Equity issued to consultants	88,363	--	--	--	--	--	88,363

Recognition of deferred compensation	47,001	(47,001)	--	--	--	--	--

Amortization of deferred compensation	--	15,667	--	--	--	--	15,667

Subscriptions receivable	100,000	--	--	--	--	--	100,000

Net loss	--	--	--	--	--	(3,066,388)	(3,066,388)

Balance at December 31, 1999	10,321,630	(31,334)	--	--	--	(10,189,748)	100,548

Equity contributions	14,407,916	--	--	--	--	--	14,407,916

Equity issued to consultants	1,070,740	--	--	--	--	--	1,070,740

Warrants issued to consultants	468,526	--	--	--	--	--	468,526

Recognition of deferred compensation	27,937	(27,937)	--	--	--	--	--

Amortization of deferred compensation	--	46,772	--	--	--	--	46,772

Net loss	--	--	--	--	--	(10,753,871)	(10,753,871)

Balance at December 31, 2000	26,296,749	(12,499)	--	--	--	(20,943,619)	5,340,631

See accompanying notes to consolidated financial statements

MEDASORB CORPORATION
(a development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

Period from January 22, 1997 (date of inception) to December 31, 2005

						Deficit
						Accumulated
	Members'				Additional	During the	Total
	Equity	Deferred	Common Stock		Paid-In	Development	Stockholders'
	(Deficiency)	Compensation	Shares	Par value	Capital	Stage	Equity (Deficit)
Equity contributions	13,411,506	--	--	--	--	--	13,411,506

Equity issued to consultants	161,073	--	--	--	--	--	161,073

Stock options issued to employee	2,847	--	--	--	--	--	2,847

Fees incurred in raising capital	(1,206,730)	--	--	--	--	--	(1,206,730)

Amortization of deferred compensation	--	12,499	--	--	--	--	12,499

Net loss	--	--	--	--	--	(15,392,618)	(15,392,618)

Balance at December 31, 2001	38,665,445	--	--	--	--	(36,336,237)	2,329,208

Equity contributions	6,739,189	--	--	--	--	--	6,739,189

Equity issued to consultants	156,073	--	--	--	--	--	156,073

Options issued to consultant	176,250	--	--	--	--	--	176,250

Options issued to employee	2,847	--	--	--	--	--	2,847

Fees incurred in raising capital	(556,047)	--	--	--	--	--	(556,047)

Forgiveness of loan receivable in exchange for equity	(1,350,828)	--	--	--	--	--	(1,350,828)

Net loss	--	--	--	--	--	(11,871,668)	(11,871,668)

Balance at December 31, 2002	43,832,929	--	--	--	--	(48,207,905)	(4,374,976)

See accompanying notes to consolidated financial statements

MEDASORB CORPORATION
(a development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

Period from January 22, 1997 (date of inception) to December 31, 2005

						Deficit
						Accumulated
	Members'				Additional	During the	Total
	Equity	Deferred	Common Stock		Paid-In	Development	Stockholders'
	(Deficiency)	Compensation	Shares	Par value	Capital	Stage	Equity (Deficit)
Equity contributions	4,067,250	--	--	--	--	--	4,067,250

Equity issued to consultants	16,624	--	--	--	--	--	16,624

Change in fair value of management units	2,952,474	--	--	--	--	--	2,952,474

Options issued to consultant	65,681	--	--	--	--	--	65,681

Fees incurred in raising capital	(343,737)	--	--	--	--	--	(343,737)

Forgiveness of loan receivable in exchange for equity	(281,340)	--	--	--	--	--	(281,340)

Net loss	--	--	--	--	--	(6,009,283)	(6,009,283)

Balance at December 31, 2003	50,309,881	--	--	--	--	(54,217,188)	(3,907,307)

Equity contributions	512,555	--	--	--	--	--	512,555

Change in fair value of management units	(2,396,291)	--	--	--	--	--	(2,396,291)

Fees incurred in raising capital	(80,218)	--	--	--	--	--	(80,218)

Net Loss	--	--	--	--	--	(1,096,683)	(1,096,683)

Balance at December 31, 2004	48,345,927	--	--	--	--	(55,313,871)	(6,967,944)

See accompanying notes to consolidated financial statements

MEDASORB CORPORATION
(a development stage company)

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY)

Period from January 22, 1997 (date of inception) to December 31, 2005
						Deficit
						Accumulated
	Members'				Additional	During the	Total
	Equity	Deferred	Common Stock		Paid-In	Development	Stockholders'
	(Deficiency)	Compensation	Shares	Par value	Capital	Stage	Equity (Deficit)
Equity contributions	92,287	--	--	--	--	--	92,287

Settlement of accounts payable in exchange for equity	836,319	--	--	--	--	--	836,319

Conversion of convertible notes payable and accrued interest for
member units	51,565	--	--	--	--	--	51,565

Change in fair value of management units	(14,551)	--	--	--	--	--	(14,551)

Fees incurred in raising capital	(92,287)	--	--	--	--	--	(92,287)

Reorganization from LLC to "C" Corporation	(49,219,260)	--	4,829,120	4,829	49,214,431	--	--

Net loss	--	--	--	--	--	(3,665,596)	(3,665,596)

Balance at December 31, 2005	$--	$--	4,829,120	$4,829	$49,214,431	$(58,979,467)	$(9,760,207)

See accompanying notes to consolidated financial statements

MEDASORB CORPORATION
(a development stage company)

STATEMENTS OF CASH FLOWS

	For the
	Period from
	January 22, 1997
(date of inception) to		Year ended	Year ended
	December 31,	December 31,	December 31,
	2005	2005	2004

Cash flows from operating activities:
Net loss	$(58,979,467)	$(3,665,596)	$(1,096,683)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	1,791,099	265,264	312,221
Gain on disposal of property and equipment	(21,663)	(21,663)	--
Gain on extinguishment of debt	(175,000)	(175,000)	--
Abandoned patents	183,556	183,556	--
Bad debts - employee advances	255,882	--	--
Contributed technology expense	4,550,000	--	--
Consulting expense	237,836	--	--
Management unit expense	1,334,285	(14,551)	(2,438,754)
Incentive units expense	--	--	(1,050,239)
Expense for issuance of warrants	468,526	--	--
Expense for issuance of options	247,625	--	--
Accrued interest expense	1,399,793	760,860	418,933
Amortization of deferred compensation	74,938	--	--
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(290,809)	41,898	86,487
Other assets	(51,163)	--	(26,276)
Accounts payable and accrued expenses	3,219,921	775,665	1,011,392
Net cash used in operating activities	(45,754,641)	(1,849,567)	(2,782,919)

Cash flows from investing activities:
Proceeds from sale of property and equipment	32,491	32,491	--
Purchase of property and equipment	(2,199,094)	(4,000)	--
Patent costs	(328,556)	(20,393)	--
Loan Receivable	(1,632,168)	--	--
Net cash provided by (used in) financing
activities	(4,127,327)	8,098	--

Cash flows from financing activities:
Equity contributions - net of fees incurred	41,711,198	--	474,800
Proceeds from borrowing	8,378,631	2,132,581	1,346,050
Proceeds from subscription receivables	499,395	399,395	--
Net cash provided by financing activities	50,589,224	2,531,976	1,820,850

Net increase (decrease) in cash and cash equivalents	707,256	690,507	(962,069)

Cash and cash equivalents at beginning of period	--	16,749	978,818
Cash and cash equivalents at end of period	$707,256	$707,256	$16,749

See accompanying notes to consolidated financial statements

Supplemental disclosure of cash flow information:

Cash paid during the period for interest	$511,780	$7,871	$149,080

Supplemental schedule of noncash financing activities:

Note payable principal and interest conversion to equity	$1,171,565	$51,565	$--

Issuance of member units for leasehold improvements	$141,635	$--	$--

Issuance of management units in settlement of cost of
raising capital	$437,206	$92,287	$42,463

Change in fair value of management units for cost of
raising capital	$278,087	$--	$42,463

Exchange of loan receivable for member units	$1,632,168	$--	$--

Issuance of equity in settlement of accounts payable	$836,319	$836,319	$--

See accompanying notes to consolidated financial statements

MEDASORB CORPORATION
(a development stage company)

NOTES TO FINANCIAL STATEMENTS
December 31, 2005

1.	PRINCIPAL BUSINESS ACTIVITY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
Nature of Business
MedaSorb Corporation, fka MedaSorb Technologies, LLC, ("MedaSorb" or the "Company"), a Delaware Corporation, was formed on January 22, 1997.  The Company is engaged in the research, development and commercialization of medical devices with its platform blood purification technology incorporating a proprietary absorbent polymer technology.  The Company is focused on developing this technology for multiple applications in the medical field, specifically to provide improved blood purification for the treatment of acute and chronic health complications associated with blood toxicity.  In December 2005, the Company reorganized its capital structure and converted from an LLC to a Corporation. This reorganization had no effect on the carrying value of the Company’s net assets. As of December 31, 2005, the Company has not commenced commercial operations and, accordingly, is in the development stage.  The Company has yet to generate any revenue and has no assurance of future revenue.

The Company is a development stage company and has not yet generated any revenues. Since inception, the Company's expenses relate primarily to research and development, organizational activities, clinical manufacturing, regulatory compliance and operational strategic planning.  Although the Company has made advances on these matters, there can be no assurance that the Company will continue to be successful regarding these issues, nor can there be any assurance that the Company will successfully implement its long-term strategic plans.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has experienced negative cash flows from operations and has a deficit accumulated during the development stage at December 31, 2005 of $58,979,467. The Company is not currently generating revenue and is dependent on the proceeds of present and future financings to fund its research, development and commercialization program.  The Company is continuing its fund-raising efforts.  Although the Company has been successful in raising additional equity and debt financing, there can be no assurance that the Company will be successful in raising additional capital in the future or that it will be on favorable terms.  Furthermore, if the Company is successful in raising the additional capital, there can be no assurance that the amount will be sufficient to complete the Company's plans.

The Company has developed an intellectual property portfolio, including 21 issued and 5 pending patents, covering materials, methods of production, systems incorporating the technology and multiple medical uses.

Development Stage Corporation
The accompanying financial statements have been prepared in accordance with the provisions of Statement of Financial Accounting Standard (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises."

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Property and Equipment
Property and equipment are recorded at cost less accumulated depreciation. Depreciation of property and equipment is provided for by the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized over the lesser of their economic useful lives or the term of the related leases. Gains and losses on depreciable assets retired or sold are recognized in the statements operations in the year of disposal. Repairs and maintenance expenditures are expenses as incurred.

Patents
Legal costs incurred to establish patents are capitalized. When patents are issued, capitalized costs are amortized on the straight-line method over the related patent term. In the event a patent is abandoned, the net book value of the patent is written off.

Impairment or Disposal of Long-Lived Assets
The Company assesses the impairment of patents and other long-lived assets under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” whenever events or changes in circumstances indicate that the carrying value may not be recoverable. For long-lived assets to be held and used, the Company recognizes an impairment loss only if its carrying amount is not recoverable through its undiscounted cash flows and measures the impairment loss based on the difference between the carrying amount and fair value.

Research and Development All research and development costs, payments to laboratories and research consultants are expensed when incurred.

Income Taxes
Income taxes are accounted for under the asset and liability method prescribed by SFAS No. 109, “Accounting for Income Taxes.” Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized. No provision for income taxes has been reflected in the accompanying financial statements since the Company was organized as a LLC through December 15, 2005 and the income or loss was included on the members individual income tax returns.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

Concentration of Credit Risk
The Company maintains cash balances, at times, with financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation. Management monitors the soundness of these institutions and considers the Company’s risk negligible.

Financial Instruments
The carrying values of prepaid expenses and other current assets, accounts payable and accrued expenses approximate their fair values due to their short-term nature. Convertible notes payable approximates its fair value based upon the borrowing rates available for the nature of the underlying debt.

Stock-Based Compensation
Through December 31, 2005, the Company has accounted for its stock compensation plans under the recognition and measurement principles of Accounting Principles Opinion (APB) No. 25, “Accounting for Stock Issued to Employees” and related interpretations. Under APB No. 25, no compensation cost is generally recognized for fixed stock options in which the exercise price is greater than or equal to the market price on the grant date. The Company has not adopted the recognition requirements of Statement of Financial Accounting Standards (“SFAS”) No. 123, “ Accounting for Stock-Based Compensation”, for employees and directors and, accordingly, has made all pro forma disclosures required. The Company has adopted the requirements of SFAS No. 123 and EITF Issue No. 96-18, “Accounting for Equity Instruments That are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods and Services” with regard to non-employees. Each option granted is valued at fair market value on the date of grant. Had compensation cost for options granted to employees and directors been determined consistent with SFAS No. 123, the Company's pro forma net loss would have been as follows:

	Period from
	January 22, 1997	Year ended	Year ended
	(date of inception) to	December 31,	December 31,
	December 31, 2005	2005	2004
Net Loss
As reported	$58,979,467	$3,665,596	$1,096,683
Pro forma	$59,053,461	$3,692,026	$1,096,683

Under SFAS No. 123, the fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (1) expected lives of five-ten years, (2) dividend yield of 0%, (3) risk-free interest rates ranging from 3.25% - 5.63%, and (4) volatility percentage of 0.01%.

Reverse Unit Split and Conversion to Corporation
In December 2005, MedaSorb effected   an approximate 1 for 6.64 reverse unit split to unit holders. Immediately subsequent to the split, the Company converted to a corporation (see Note 4). All share and per share information has been retroactively adjusted to reflect the split.

Effects of Recent Accounting Pronouncements
In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123R “Share Based Payment.” This statement is a revision to SFAS 123 and supersedes Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees.” This statement requires a public entity to expense the cost of employee services received in exchange for an award of equity instruments using the fair-value-based method. This statement also provides guidance on valuing and expensing these awards, as well as disclosure requirements of these equity arrangements. This statement is effective for all reporting periods beginning after December 15, 2005. Management is currently evaluating the effect of this pronouncement.

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29." The statement addresses the measurement of exchanges of nonmonetary assets and eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets and replaces it with an exception for exchanges that do not have commercial substance. SFAS No. 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement is not anticipated to have a significant impact on the results of operations or financial position of the Company.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” This statement replaces APB No. 20 and SFAS No. 3 and changes the requirements for the accounting and reporting of a change in accounting principle. APB No. 20 previously required that most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the accounting principle. SFAS No. 154 requires retrospective application to prior periods’ financial statements of voluntary changes in accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect that the adoption of SFAS No. 154 will have a significant impact on the results of operations or financial position of the Company.

In February 2006, the FASB issued SFAS No. 155,”Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140,” to simplify and make more consistent the accounting for certain financial instruments. Specifically, SFAS No. 155 amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, to permit fair value re-measurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, Accounting for the Impairment or Disposal of Long-Lived Assets, to allow a qualifying special-purpose entity (SPE) to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, with earlier application allowed. The Company does not expect that the adoption of SFAS No. 155 will have a significant impact on the results of operations or financial position of the Company.

2.	PROPERTY AND EQUIPMENT, NET:	Property and equipment - net, consists of the following:

			Depreciation/
			Amortization
December 31,	2005	2004	Period

Furniture and fixtures	$130,015	$131,509	7 years
Equipment and computers	1,709,815	1,742,239	3 to 7 years
Leasehold improvements	462,980	462,980	Term of lease
	2,302,810	2,336,728
Less accumulated depreciation
and amortization	1,749,153	1,516,407
Property and Equipment, Net	$553,657	$820,321

Depreciation expense for the years ended December 31, 2005 and 2004 amounted to $259,836 and $307,126, respectively. Depreciation expense from inception to December 31, 2005 amounted to $1,776,242.

3.	OTHER ASSETS:	Other assets consist of the following:

December 31,	2005	2004

Intangible assets, net	$130,143	$298,734
Security deposits	51,164	51,164
Total	$181,307	$349,898

Intangible assets consist of the following:

December 31,	2005		2004
	Gross	Accumulated	Gross	Accumulated
	Amount	Amortization	Amount	Amortization

Patents	$145,000	$14,857	$308,163	$9,429

The issued patents that are capitalized are being amortized over a period of 17.5 years. All pending patents are not being amortized.

Amortization expense amounted to $5,428 and $5,095 for the years ended December 31, 2005 and 2004, respectively. Amortization expense from inception to December 31, 2005 amounted to $14,857.

Estimated amortization expense for the next five years is as follows:

Year ending December 31,

2006	$5,500
2007	5,500
2008	5,500
2009	5,500
2010	5,500

4.	COMMITMENTS AND CONTINGENCIES:
The Company is obligated under non-cancelable operating leases for office space and equipment expiring at various dates through September 2009. The aggregate minimum future payments under these leases are approximately as follows:

Year ending December 31,

2006	$173,000
2007	42,000
2008	5,000
2009	4,000
Total	$224,000

The preceding data reflects existing leases and does not include replacements upon their expiration. In the normal course of business, operating leases are normally renewed or replaced by other leases.

Rent expense for the years ended December 31, 2005 and 2004 amounted to approximately $259,000 and $462,000, respectively.

The Company has employment agreements with certain key executives through July 2008. The agreements provide for annual base salaries of varying amounts. Future minimum annual salaries are approximately as follows:

Year ending December 31,

2006	$418,758
2007	200,000
2008	108,333
Total	$727,091

In addition, one of these agreements provides for an additional bonus payment based on achieving specific milestones as defined in the agreement, however, as of the date of this report, these milestones have not been met. Furthermore, three of the agreements include anti-dilution provisions whereby certain employees are granted options and management units for the right to obtain 5%, 1.8% and 1.5%, respectively, of the outstanding stock of the Company (see Note 7).

The Company is involved in various claims and legal actions. Management is of the opinion that these claims and legal actions have no merit, but may have a material adverse impact on the financial position of the Company and/or the results of its operations.   Aside from normal trade creditor claims, the Company is involved with various claims and a legal action relating to its technology.  Management is of the opinion that these claims and legal action have no merit, but may have a material adverse impact on the financial position of the Company and/or the results of its operations.  In January 2003 the Company was sued by Brotech Corp. (Purolite International, Ltd.) claiming co-inventorship and/or joint ownership of some of the Company’s patents.  Recently Purolite expanded its claims, to allege that they are the sole owner of these patents and are seeking equitable relief and monetary damages.  The Company has filed a motion for summary judgment.  At the same time the parties have engaged in ongoing efforts to settle the case.  If the case is not settled, the Court will decide on the Company’s summary judgment motion.  If the motion is denied, the Company expects the matter will go to trial within a few months thereafter. As of the date of the financial statements, the outcome of the case could not be determined and the damages, if any, could not be reasonably estimated. Accordingly, a loss contingency has not been accrued.

Upon the Company’s successful merger with a public company, an existing Noteholder is entitled to be issued 10 million shares of common stock of the Company. These shares will not be issued until the Company meets a minimum capital raise amount and recapitalization of the Company prior to such a merger.

In an agreement dated August 11, 2003 the Company entered into an equity agreement with one of its current investors whereby the investor agreed to purchase $4 million of membership units. These amounts were received by the Company in 2003. In connection with this agreement the Company granted the investor a future royalty of 3% on all gross revenues received by the Company from the sale of their CytoSorb Device. The Company has not generated any revenue from this product and has not incurred any royalty costs through December 31, 2005. The amount of future revenue subject to the royalty agreement could not be reasonably estimated nor, has a liability been incurred, therefore, an accrual for royalty payments has not been included in the financial statements.

5.	CONTRIBUTED TECHNOLOGY:
On February 1, 1997, the Company exchanged 88.5% of its ownership rights for proprietary technology in the form of patents. The value of the technology was determined to be $4,550,000 by an independent asset valuation firm using the income and market value method. This amount has been expensed and was included in "research and development expenses" in the statements of operations for the period from January 22, 1997 (date of inception) to December 31, 2005.

6.	CONVERTIBLE NOTES PAYABLE:
In 2003, MedaSorb received $3,900,000 and issued a 12% callable convertible note with a conversion price of $33.18 per share due in 2008 to an existing investor. During 2004 and 2003, respectively, $120,000 and $100,000 of interest was incurred and added to the principal balance, thereby increasing the note to $4,120,000 at December 31, 2005 and 2004. During 2004 the terms of this note were revised to provide for conversion at $6.64 per share. During 2005 the terms of this note were further revised to provide for conversion at $3.32 per share. These revisions yielded no significant change in fair value.

During 2004, MedaSorb raised approximately $904,000 and issued one year 12% Convertible Notes with a conversion price of $6.64 per share. For each dollar of principal and accrued interest that the Noteholder converts into shares, the Noteholder will then receive a warrant to purchase two shares at a price of $6.64 each. In 2004, the Company also raised approximately $442,000 and issued one year 12% Convertible Notes with a conversion price of $3.32 per share. For each dollar of principal and accrued interest that the Noteholder converts into shares, the Noteholder will receive a warrant to purchase two shares at a price of $4.98 each. The Company has not repaid any of these Convertible Notes as of December 31, 2005 and is continuing to accrue interest on the principal balances.

During 2005, MedaSorb received $1,132,582 from an existing Noteholder and issued a one year 12% secured convertible note with a conversion price of $3.32 per share. For each dollar of principal and accrued interest that the Noteholder converts into shares, the Noteholder will then receive a warrant to purchase two shares at a price of $4.98 each. The Company has not repaid any of these Convertible Notes as of December 31, 2005 and is continuing to accrue interest on the principal balances.

Separately in 2005 the Company received a $1 million bridge loan as part of a proposed reverse merger transaction into a public shell company. The loan bears interest at 6% per annum, repayable in cash or, at the option of the Noteholder, converted into shares of the Company at a conversion price equal to the price per share offered in a future private placement of the Company. In consideration for funding the loan, the Noteholder is entitled to be issued 10 million shares of common stock of the Company, subject to certain adjustments, to be issued upon the occurrence of certain events (see Note 4).

The terms of the outstanding notes provide that the $4,120,000 Note is Senior Debt and is secured by all assets of the Company. Additional notes aggregating approximately $904,000 are subordinated to the Senior Note. They are secured by all assets of the Company. Notes amounting to $442,000 are subordinated to all other notes but are secured by all assets of the Company. Notes amounting to $1,132,582 are subordinated to all other notes but are secured by all assets of the Company.

The Company’s Senior Note in the amount of $4,120,000 is held by the largest shareholder (see Note 8).

7.	STOCKHOLDERS' EQUITY:
In December 2005, the Company effected   an approximate 1 for 6.64 reverse unit split to Unit holders of MedaSorb Technologies, LLC. Immediately subsequent to the split, the Company converted to a Corporation (“MedaSorb Corporation”). All share and per share information has been retroactively adjusted to reflect the split. Member and Management Units of the LLC were converted into shares of the corporation. Incentive Units and Options of the LLC were converted into options of the corporation. Warrants of the LLC were converted into warrants of the corporation. The Company is authorized to issue up to 300,000,000 Shares.

In 2005 legal fees and rent approximating $952,000 and $59,000, respectively, were converted to equity. As a result of these conversions, the Company recognized a gain on extinguishment of debt of approximately $175,000. In addition, a Convertible Note in the principal amount of approximately $49,000 and accrued interest in the amount of approximately $2,900 was converted to equity.

Net losses of the Company for the 2005 fiscal year up until the conversion from an LLC to a corporation were allocated to the capital accounts of the members as described in the limited liability company agreement in proportion to their respective ownership interests.

In 2005 the Company sought to raise $6.5 million in an equity offering. As of December 31, 2005 approximately $399,000 was received from investors and booked as Stock Subscribed pending receipt of a dollar for dollar matching investment pledged by an existing investor (see Note 9).

Interest Option Plan

During 1998, the Company formally adopted its Interest Option Plan (the "Option Plan"), authorizing the distribution of stock options. This Option Plan provides for the award to certain members of management, employees, board of managers and consultants. These awards are 10-year incentive options/units to purchase Shares within the meaning of Section 422A of the Internal Revenue Code, stock appreciation rights, restricted stock subject to forfeiture and restrictions on transfer, and performance awards entitling the recipient to receive common stock in the future following the attainment of performance goals determined by the board of managers.

The following is a summary of the interest options granted, canceled or exercised under the Plan:

Weighted Average
Exercise Price
	Shares	Per Share

Outstanding - December 31, 2002	3,014	$19.91
Granted	--	--
Cancelled	--	--
Exercised	--	--
Outstanding - December 31, 2003	3,014	$19.91
Granted	--	--
Cancelled	--	--
Exercised	--	--
Outstanding - December 31, 2004	3,014	$19.91
Granted	--	--
Cancelled	--	--
Exercised	--	--
Converted to Stock Options	3,014	19.91
Outstanding - December 31, 2005	--	$--

Incentive Options

The following is a summary of the incentive options granted, canceled or exercised under the Plan:

		Weighted Average
		Exercise Price
	Shares	Per Share

Outstanding - December 31, 2002	94,863	$30.58
Granted	--	--
Cancelled	--	--
Exercised	--	--
Outstanding - December 31, 2003	94,863	$30.58
Granted	--	--
Cancelled	--	--
Exercised	--	--
Outstanding - December 31, 2004	94,863	$30.58
Granted	--	--
Cancelled	(2,780)	28.72
Exercised	--	--
Converted to Stock Options	92,083	30.64
Outstanding - December 31, 2005	--	$--

As of December 31, 2005 all outstanding options of the LLC had been exchanged for options of the new corporation. There was no effect on the statements of operations or proforma statements of operations as a result of this exchange.

Incentive Units

The following is a summary of the incentive units granted, canceled or exercised under the Plan:

		Weighted Average
		Exercise Price
	Shares	Per Share

Outstanding - December 31, 2002	428,908	$31.66
Granted	20,872	10.79
Cancelled	(3,893)	41.47
Exercised	--	--
Outstanding - December 31, 2003	445,887	$30.59
Granted	11,604	6.64
Cancelled	(99,613)	25.96
Exercised	--	--
Outstanding - December 31, 2004	357,878	$31.11
Granted	--	--
Cancelled	(728)	11.27
Exercised	--	--
Converted to Stock Options	357,150	31.15
Outstanding - December 31, 2005	--	$--

As of December 31, 2005 all outstanding Incentive Units had been exchanged for options of the new corporation. There was no effect on the statements of operations or proforma statements of operations as a result of this exchange.

Management Units

The following is a summary of the management units granted or canceled under the Plan:

Shares

Outstanding - December 31, 2002	3,014
Granted	183,496
Cancelled	--
Outstanding - December 31, 2003	186,510
Granted	361,769
Cancelled	--
Outstanding - December 31, 2004	548,279
Granted	1,995,778
Cancelled	(22,856)
Converted to Common Stock	2,521,201
Outstanding - December 31, 2005	--

Upon adoption of the Incentive Unit (“IU”) Plan, the Company is authorized to issue Management Units ("MU"). MUs are granted with no participation in the past appreciation (past accumulated value) of the Company as of the date of the MU grant and can appreciate only from future performance (future appreciation) of the Company.

MUs possess a "catch-up" feature which allocates future appreciation of the Company's assets in the following manner: 90% to MUs and 10% to regular Units until the value of the MU equals the value of a regular Unit on the date of the MU grant. Any additional appreciation of the Company is allocated to both MUs and regular Units equally. These MUs are required to be accounted for under variable accounting and changes in the valuation are included in the statements of operations.

Per an employment agreement’s anti dilution provision, a member of management holds 5% of the outstanding Units (on a fully diluted basis) in the form of Management Units. During 2005 the Board awarded two members of Management, Management Units sufficient to provide them with 1.8% and 1.5% respectively of the Company on a fully diluted basis to be determined on December 31, 2005.

As of December 31, 2005 all outstanding Management Units had been exchanged for shares of the new corporation. There was no effect on the statements of operations or proforma statements of operations as a result of this exchange.

Stock Options

The following is a summary of the stock options granted, canceled or exercised under the Plan:

		Weighted Average
		Exercise Price
	Shares	Per Share

Outstanding - December 31, 2004	--	$--
Granted	60,000	1.25
Cancelled	--	--
Exercised	--	--
Conversions:
Interest Options	3,014	19.91
Incentive Options	92,083	30.64
Incentive Units	357,150	31.15
Outstanding - December 31, 2005	512,247	$27.49

The following table summarizes information on stock options outstanding at December 31, 2005:

	Options Outstanding			Options Exercisable
Weighted
		Average	Weighted		Weighted
		Contractual	Average		Average
Range of	Number	Life	Exercise	Number	Exercise
Exercise Price	Outstanding	(Years)	Price	Exercisable	Price

$1.25 - $41.47	512,247	6.2	$27.49	511,142	$27.47

Options typically vest over a period of 3 years and have a contractual life of 10 years.

The fair value of each option granted is estimated on grant date using the Black-Scholes option pricing model which takes into account as of the grant date the exercise price and expected life of the option, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the term of the option. The following is the average of the data used to calculate the fair value at December 31:

	Risk-Free	Expected	Expected	Expected
	Interest Rate	Life (Years)	Volatility	Dividends

2005	4.39%	10	0.01%	0.00%
2004	4.39%	10	0.01%	0.00%

The weighted average fair value of the Company’s stock options calculated using the black-scholes option-pricing model for options granted during the years ended December 31, 2005 and 2004 was $0.44 and $-0- per share, respectively.

Warrants

As of December 31, 2005, the Company has the following warrants to purchase common stock outstanding:

Number of Shares	Warrant Exercise	Warrant
To be Purchased	Price per Share	Expiration Date

25,995	$19.91	February 8, 2007
15,569	$6.64	March 31, 2010
2,652	$41.47	May 30, 2007
603	$41.47	February 24, 2007
1,206	$41.47	January 9, 2007

8.	AFFILIATED PARTIES:	The Company’s largest shareholder is also the holder of the Company’s senior note payable (see Note 6).

9.	SUBSEQUENT EVENTS:
During 2005 the Company began a new $6.5 million capital raise (see Note 7). By March 2006, the Company had received approximately an additional $400,000 under this raise from an existing investor to match funds received during 2005. The Company is working on completing the capital raise through an anticipated private placement to close concurrently with the planned reverse merger.

Subsequent to December 31, 2005 the Company issued 100,000 shares of common stock to settle a dispute regarding a price protection provision with an existing investor group.

UNAUDITED CONDENSED FINANCIAL STATEMENTS
March 31, 2006

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Effective June 30, 2006 Gilder Enterprises, Inc. (the Company) acquired all of the outstanding capital stock of MedaSorb Corporation (MedaSorb) in a reverse merger transaction (the Merger). For accounting purposes, MedaSorb is treated as the acquiror in the merger, which is accounted for as a recapitalization in which the assets and liabilities of MedaSorb have been recorded at their historical values, the outstanding capital stock and additional paid in capital have been restated to give effect to the shares of common stock issued in connection with the transaction to the stockholders of MedaSorb and to a holder of a convertible note. Immediately following the Merger, the Company also issued shares of preferred stock and warrants for cash.

The following unaudited pro forma financial statements of the Company present the unaudited pro forma combined statements of operations for the year ending December 31, 2005 and the three months ended March 31, 2006 as if the Merger had occurred on the first day of each of the periods presented and the unaudited pro forma combined balance sheets at March 31, 2006 and December 31, 2005, as if the Merger had occurred on March 31, 2006 and December 31, 2005, respectively.

The pro forma adjustments represent, in the opinion of management, all adjustments necessary to present the Company's pro forma results of operations and financial position in accordance with Article 11 of SEC Regulation S-X based upon available information and certain assumptions considered reasonable under the circumstances.

The unaudited pro forma financial statements presented herein do not purport to present what the Company's financial position or results of operations would actually have been had the events leading to the pro forma adjustments in fact occurred on the date or at the beginning of the periods operations for any future date or period.

The statement of operations included in the accompanying pro forma statement of operations for the three months ended March 31, 2006 were derived from MedaSorb’s unaudited quarterly financial data.

The unaudited pro forma financial statements should be read in conjunction with both the audited financial statements of MedaSorb as of and for the year ended December 31, 2005 and unaudited financial statements of MedaSorb as of and for the three months ended March 31, 2006 and the notes thereto, included elsewhere in the filing.

NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Notes to unaudited pro forma balance sheets at March 31, 2006 and December 31, 2005.

(A)
This adjustment represents the proceeds from issuance of preferred stock of $3,975,000, net of anticipated closing costs of $250,000, credit enhancement fees of $525,000, and the short term advance of $500,000.

(B)
Immediately prior to the closing of the transaction, $7,818,514 as of March 31, 2006 ($6,549,899 in principal and $1,268,615 in accrued interest) and $7,606,859 as of December 31, 2005 ($6,549,899 in principal and $1,056,960 in accrued interest) of convertible debt and related accrued interest on the debt of MedaSorb was converted into common stock. As part of conversion agreements with converting Noteholders, principal and accrued interest through November 30, 2005 is converting into equity. Upon closing of the Merger and conversion of the Notes, interest will cease to accrue and not be payable beyond November 30, 2005. In connection with this conversion, 5 year warrants were granted to purchase approximately 816,700 shares of common stock at an exercise price of $4.98 per share. As of March 31, 2006, the valuation of these warrants using the Black Scholes Model resulted in no value being assigned.

(C)
In connection with a $1,000,000 convertible note of MedaSorb which was not converted into equity and remains outstanding after the consummation of the transaction, the note holder and her designees were entitled to receive an aggregate of 10,000,000 shares of common stock of the Company. The issuance of these shares has been accounted for as a debt discount after allocation of the relative fair values of the instruments to each component and the related beneficial conversion feature of the debt in the amount of $1,000,000, which has been amortized in the pro forma statements of operations for the three months ended March 31, 2006 and the year ended December 31, 2005.

(D)
At the closing of the transaction the Company issued 5,250,000 shares of Series A 10% Cumulative Convertible Preferred Stock (Series A Preferred Stock) for $5,250,000. The Series A Preferred Stock has a stated value of $1.00 per share and is convertible into common stock at the conversion rate of one share of common stock for each $1.25 of stated value being converted. The purchasers of the Series A Preferred Stock were also issued, for no additional consideration, warrants to purchase one-half of the shares of common stock underlying the shares of Series A Preferred Stock purchased by them, at an exercise price of $2.00 per share of common stock. The 5,250,000 shares of Series A Preferred Stock are initially convertible into 4,200,000 shares of common stock, and the warrants are exercisable for 2,100,000 shares of common stock. The shares of common stock underlying the Series A Preferred Stock and warrants are required to be registered under the terms of the purchase agreement. As of March 31, 2006, the valuation of these warrants using the Black Scholes Model resulted in no value being assigned.

(E)
Represents the issuance of 24,090,929 of common stock (10,340,929 shares to the former stockholders of MedaSorb, including converted debt (see B above), 10,000,000 shares to the holder of the convertible note (see C above) and 3,750,000 shares to the stockholders of Gilder Enterprises, Inc.).

(F)	Represents the payment of $525,000 in credit enhancement fees associated with the preferred stock as a cost of raising capital.

(G)	Represents a short term advance to an existing investor in the amount of $500,000 bearing interest at 6% per annum, the repayment of which may be offset against amounts owed to Noteholder in C above.

Notes to unaudited pro forma statement of operations for the three months ended March 31, 2006 and the year ended December 31, 2005.

(1) This adjustment represents $1,000,000 amortization expense (based upon a one year life) of debt discount recorded as a result of shares of common stock issued in conjunction with $1,000,000 convertible note for the year ended December 31, 2005 for the three months ended March 31, 2006.

(2) Represents the elimination of interest expense in the amount of $211,655 and $760,950 for the three months ended March 31, 2006 and the year ended December 31, 2005, respectively, incurred by MedaSorb on the convertible debt, which would not have been outstanding for the period presented as a result of the conversion into equity. In addition, in order to induce conversion of the debt to equity, MedaSorb modified the terms of the conversion which resulted in additional shares of stock being issued with a value of $3,822,676 and $3,806,508 which has been recorded as interest expense for the three months ended March 31, 2006 and the year ended December 31, 2005, respectively.

(3) Represents the $5,000 of interest income associated with the short term advance (see G above)

MEDASORB CORPORATION
(a development stage company)
UNAUDITED PROFORMA BALANCE SHEET

		Proforma
March 31, 2006	Medasorb	Adjustments		Proforma

ASSETS

Current Assets:
Cash and cash equivalents	$631,189	$3,975,000	A,F	$4,606,189
Prepaid expenses and other current assets	34,014	--		34,014
Short-term advance	--	500,000	G	500,000

Total current assets	665,203	4,475,000		5,140,203

Property and equipment - net	491,132	--		491,132

Other assets	182,950	--		182,950
Total long-term assets	674,082	--		674,082

Total Assets	$1,339,286	$4,475,000		$5,814,286

LIABILITIES AND STOCKHOLDERS DEFICIENCY

Current Liabilities:
Accounts payable	$2,007,193	$--		$2,007,193
Accrued expenses and other current liabilities	489,277	--		489,277
Accrued interest	1,268,615	(1,268,615)	B	--
Convertible notes payable	3,429,899	(2,429,899)	B,C	1,000,000

Total current liabilities	7,194,985	(3,698,514)		3,496,471

Long-term liabilities:
Convertible notes payable	4,120,000	(4,120,000)	B	--

Total long-term liabilities	4,120,000	(4,120,000)		--

Total liabilities	11,314,985	(7,818,514)		3,496,471

Stockholders' Equity/(Deficiency):
Preferred stock	--	5,250	A,D	5,250
Common stock	5,170	18,921	E	24,091
		A,B
		C,D
Additional paid-in capital	50,013,975	17,092,019	E, F	67,105,994
Deficit accumulated during the
development stage	(59,994,844)	(4,822,676)	B,C	(64,817,520)
Total stockholders' deficiency	(9,975,699)	12,293,514		2,317,815

Total Liabilities and Stockholders' Deficiency	$1,339,286	$4,475,000		$5,814,286

MEDASORB CORPORATION
(a development stage company)
PROFORMA UNAUDITED STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED MARCH 31, 2006

		Proforma
	Medasorb	Adjustments		Proforma

Revenue	$--	$--		$--

Expenses:
Research and development	288,981	--		288,981
Legal, financial and other consulting	384,538	--		384,538
General and administrative	137,775	--		137,775

Total expenses	811,294	--		811,294

Net loss attributable to common shareholders	$(1,015,377)	$(4,606,021)	1,2,3	$(5,621,398)

Net loss per share, basic and diluted				$(0.23)

Weighted average number of shares outstanding				24,090,929

MEDASORB CORPORATION
(a development stage company)
UNAUDITED PROFORMA BALANCE SHEET

		Proforma
December 31, 2005	Medasorb	Adjustments		Proforma

ASSETS

Current Assets:
Cash and cash equivalents	$707,256	$3,975,000	A,F	$4,682,256
Prepaid expenses and other current assets	19,261	--		19,261
Short-term advance	--	500,000	G	500,000

Total current assets	726,517	4,475,000		5,201,517

Property and equipment - net	553,657	--		553,657

Other assets	181,307	--		181,307
Total long-term assets	734,964	--		734,964

Total Assets	$1,461,482	$4,475,000		$5,936,482

LIABILITIES AND STOCKHOLDERS DEFICIENCY

Current Liabilities:
Accounts payable	$1,802,788	$--		$1,802,788
Accrued expenses and other current liabilities	412,646	--		412,646
Accrued interest	1,056,960	(1,056,960)	B	--
Stock subscribed	399,395	--		399,395
Convertible notes payable	3,429,899	(2,429,899)	B,C	1,000,000

Total current liabilities	7,101,689	(3,486,859)		3,614,830

Long-term liabilities:
Convertible notes payable	4,120,000	(4,120,000)	B	--

Total long-term liabilities	4,120,000	(4,120,000)		--

Total liabilities	11,221,689	(7,606,859)		3,614,830

Stockholders' Equity/(Deficiency):
Preferred stock	--	5,250	A,D	5,250
Common stock	4,829	18,921	E	23,750
			A,B
			C,D
Additional paid-in capital	49,214,431	16,864,196	E,F	66,078,627
Deficit accumulated during the
development stage	(58,979,467)	(4,806,508)	B,C	(63,785,975)
Total stockholders' deficiency	(9,760,207)	12,081,859		2,321,652

Total Liabilities and Stockholders' Deficiency	$1,461,482	$4,475,000		$5,936,482

MEDASORB CORPORATION
(a development stage company)
PROFORMA UNAUDITED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2005

		Proforma
	Medasorb	Adjustments		Proforma

Revenue	$--	$--		$--

Expenses:
Research and development	1,526,743	--		1,526,743
Legal, financial and other consulting	948,209	--		948,209
General and administrative	635,960	--		635,960
Change in fair value of management and				--
incentive units	(14,551)	--		(14,551)

Total expenses	3,096,361	--		3,096,361

Gain on disposal of property and equipment	(21,663)	--		(21,663)
Gain on extinguishment of debt	(175,000)	--		(175,000)
Interest expense, net	765,898	4,040,558	1,2,3	4,806,456

Net loss attributable to common shareholders	$(3,665,596)	$(4,040,558)		(7,706,154)

Net loss per share, basic and diluted				$(0.32)

Weighted average number of shares outstanding				23,750,000

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24 - Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Item 25 - Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in this registration statement. None of these costs and expenses will be paid by any of the selling stockholders.

Securities and Exchange Commission Registration Fee	$ 2,340.12
Legal Fees and Expenses	$50,000
Accounting Fees and Expenses	$10,000
Other Expenses	$15,000

Total Costs and Expenses	$77,340.12

Item 26 - Recent Sales of Unregistered Securities.

 Pursuant to an Agreement and Plan of Merger among us, MedaSorb Acquisition Inc. and MedaSorb Corporation (“MedaSorb Delaware”), on June 30, 2006, we issued the former stockholders of MedaSorb Delaware (i) an aggregate of 20,340,929 shares of our Common Stock in exchange for the same number of shares of MedaSorb Delaware common stock previously held by such stockholders, and (ii) outstanding warrants and options to purchase a total of 1,697,648 shares of our Common Stock in exchange for warrants and stock options to purchase the same number of shares of common stock of MedaSorb Delaware. The option and warrants issued in the merger have the same exercise prices and are otherwise on the same general terms as the options and warrants that were cancelled. In addition, pursuant to the terms of the Agreement and Plan of Merger, certain providers of legal services to MedaSorb Delaware who previously had the right to be issued approximately 997,000 shares of MedaSorb Delaware common stock as payment toward accrued legal fees, became entitled to instead be issued the same number of shares of our Common Stock as payment toward such services. The securities issued in connection with the merger were issued in a transaction that was exempt from registration pursuant to Regulation D (Rule 506) under the Securities Act of 1933, as amended (the “Securities Act”).

On June 30, 2006, immediately following the merger, for aggregate gross consideration of $5,250,000, we sold 5,250,000 shares of our Series A 10% Cumulative Convertible Preferred Stock to four institutional investors in a private offering exempt from registration pursuant to Section 4(2) and Regulation D (Rule 506) under the Securities Act. The 5,250,000 shares of Series A Preferred Stock are initially convertible into 4,200,000 shares our Common Stock. In conjunction with the issuance of the Series A Preferred Stock to the investors, we issued to them, for no additional consideration, five-year warrants to purchase an aggregate of 2,100,000 shares of Common Stock at an exercise price of $2.00 per share. In connection with the sale of the Series A Preferred Stock and Warrants to these investors, Margie Chassman, pledged certain securities held by her to the investors to ensure they do not suffer a loss on their investment in the first year following the date of their investment. In consideration of this pledge, we issued Ms. Chassman five-year warrants to purchase 10% of the shares of Series A Preferred Stock and 10% of the warrants sold to these investors for an exercise price equal to the price paid by the investors in the private placement for the Series A Preferred Stock and warrants. The issuance to Ms. Chassman was exempt from registration pursuant to Section 4(2) and Regulation D (Rule 506) under the Securities Act.

On August 1, 2006, we issued ten-year options to purchase an aggregate of 25,000 shares of Common Stock to five persons consisting of our directors and two former directors of MedaSorb Delaware, exercisable at $1.25 per share. This issuance was exempt from registration pursuant to Section 4(2) and Regulation D under the Securities Act.

On September 30, 2006, we issued to an additional “accredited investor” under the Securities Act, for aggregate gross consideration of $50,000, 50,000 shares of Series A Preferred Stock and warrants to purchase 20,000 shares of Common Stock at a price of $2.00 per share in a transaction exempt from registration pursuant to Section 4(2) and Regulation D under the Securities Act.

On September 30, 2006, pursuant to agreements previously entered into with existing stockholders of ours, those stockholders exchanged an aggregate of 240,929 shares of our Common Stock and warrants to purchase an additional 240,929 shares of Common Stock, for 799,885 shares of Series A Preferred Stock and warrants to purchase 319,954 shares of Common Stock at a price of $2.00 per share in a transaction exempt from registration pursuant to Sections 4(2) and 3(a)(9) and Regulation D under the Securities Act.

On September 30, 2006, we issued 615,696 shares of our Common Stock to one of our attorneys as payment for accrued legal fees in a transaction exempt from registration pursuant to Section 4(2) and Regulation D under the Securities Act.

On October 25, 2006, we issued a warrant to purchaser 240,125 shares of our Common Stock to one of our attorneys, who is also a director of ours, as payment for accrued legal fees in a transaction exempt from registration pursuant to Section 4(2) and Regulation D under the Securities Act.

Item 27 - Exhibits.

The following exhibits are filed with this document:

Exhibi tNo.	Description

2.1	Agreement and Plan of Merger, dated as of June 29, 2006, by and among Gilder Enterprises, Inc., MedaSorb Corporation and MedaSorb Acquisition Inc.*

3.1	Articles of Incorporation of Gilder Enterprises, Inc. (filed as Exhibit 3.1 to Registrant’s Registration Statement on Form SB-2 filed on March 29, 2004, and incorporated herein by reference).

3.2
Amendment to Registrant’s Articles of Incorporation effected August 1, 2006 (filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed on August 7, 2006, and incorporated herein by reference).

3.3	By-Laws of Gilder Enterprises, Inc. (filed as Exhibit 3.2 to Registrant’s Registration Statement on Form SB-2 filed on March 29, 2004, and incorporated herein by reference).

4.1	Certificate To Set Forth Designations, Voting Powers, Preferences, Limitations, Restrictions, And Relative Rights Of Series A 10% Cumulative Convertible Preferred Stock, $.001 Par Value Per Share*

4.2	Form of Warrant issued to purchasers of Series A Preferred Stock. *

4.3	Subscription Agreement, dated as of June 29, 2006, by and among Gilder Enterprises, Inc. and the purchasers party thereto. *

5.1	Opinion of Cane Clark, LLP (to be filed by amendment)

10.1‡	Employment Agreement, dated as of July 18, 2003, between Al Kraus and MedaSorb Technologies, LLC. *

10.2‡	Employment Agreement, dated as of July 1, 2005, between Vincent Capponi and MedaSorb Technologies, LLC. *

10.3‡	Employment Agreement, dated as of July 1, 2005, between David Lamadrid and MedaSorb Technologies, LLC. *

10.4‡	Employment Agreement, dated as of July 1, 2004, between Dr. James Winchester and MedaSorb Technologies, LLC. *

10.5‡	Gilder Enterprises, Inc. 2006 Long Term Incentive Plan. *

10.6
Stipulated Order and Settlement Agreement by and Between Bro-Tech Corporation and Purolite International Ltd. and MedaSorb Corporation. (filed as Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed on September 8, 2006, and incorporated herein by reference).

21	Subsidiaries of the Registrant (filed herewith)

23.1	Consent of Cane Clark, LLP (to be included in Exhibit 5.1).

23.2	Consent of WithumSmith+Brown, A Professional Corporation (filed herewith).

*	Incorporated by reference to the similarly described exhibit previously filed as an exhibit to Registrant’s Current Report on Form 8-K, as filed with the SEC on July 6, 2006.

‡	Indicates a management contract or compensatory plan or arrangement.

Item 28 - Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	Include any additional or changed material information on the plan of distribution;

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in Monmouth Junction, State of New Jersey, on October 26, 2006.

MEDASORB TECHNOLOGIES CORPORATION.
(Registrant)

By:	/s/ Al Kraus
Al Kraus
Chief Executive Officer and Chief Financial Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Al Kraus Al Kraus	Chief Executive Officer (Principal Executive Officer) and Director	October 26, 2006

/s/ David Lamadrid David Lamadrid	Chief Financial Officer (Principal Accounting and Financial Officer)	October 26, 2006

/s/ Joseph Rubin, Esq. Joseph Rubin, Esq.	Director	October 26, 2006

Kurt Katz	Director	October 26, 2006